                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                RAZORFISH, INC.,

                          RAZORFISH LOS ANGELES, INC.,

                                  FUEL, INC.,

                                  TONGA, INC.

                                      AND

                            THE SOLE SHAREHOLDER OF

                           FUEL, INC. AND TONGA, INC.


                                 July 15, 1999
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                               TABLE OF CONTENTS

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INDEX OF SCHEDULES AND EXHIBITS..............................  I

ARTICLE I. THE MERGER........................................  2

    1.1 The Merger...........................................  2
    1.2 The Effective Time...................................  2
    1.3 The Merger Consideration.............................  2
    1.4 The Surviving Corporation............................  3
    1.5 Escrow...............................................  3
    1.6 Earnout..............................................  3

ARTICLE II. TREATMENT OF SHARES..............................  5

    2.1 Exchange of Shares...................................  5
    2.2 Mechanics of Exchange................................  5
    2.3 No Fractional Shares.................................  5
    2.4 Closing of the Selling Companies Transfer Books......  6
    2.5 Closing..............................................  6
    2.6 Exemption from Registration; Fairness Hearing........  6
    2.7 Supplementary Action.................................  6

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF

  THE SELLING COMPANIES......................................  7

    3.1 Organization, Good Standing, Qualification...........  7
    3.2 Articles of Incorporation and Bylaws; Records........  7
    3.3 Capitalization.......................................  8
    3.4 Authority; Binding Nature of Agreements..............  8
    3.5 Non-Contravention; Consents..........................  9
    3.6 Intellectual Property................................ 10
    3.7 Proceedings; Orders.................................. 11
    3.8 Financial Statements................................. 11
    3.9 Title to Assets...................................... 12
    3.10 Contracts........................................... 13
    3.11 Employees........................................... 14
    3.12 Compliance with Legal Requirements.................. 14
    3.13 Governmental Authorizations......................... 15
    3.14 Tax Matters......................................... 15
    3.15 Securities Laws Compliance; Registration Rights..... 17
    3.16 Finders and Brokers; Fees........................... 17
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    3.17 Environmental Compliance............................  17
    3.18 Intentionally Omitted...............................  17
    3.19 Related Party Transactions..........................  17
    3.20 Absence of Changes..................................  18
    3.21 Powers of Attorney..................................  19
    3.22 Benefit Plans; ERISA................................  19
    3.23 Bank Accounts.......................................  21
    3.24 Tax Status of Reorganization........................  21
    3.25 Full Disclosure.....................................  22
    3.26 Due Diligence Information...........................  23

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE
  SHAREHOLDER................................................  23

    4.1  Title to Common Shares..............................  23
    4.2  Capacity............................................  23
    4.3  Confirmation of Selling Companies'
         Representations and Warranties......................  23
    4.4  Non-Contravention...................................  23
    4.5  Proceedings.........................................  24
    4.6  Orders..............................................  24
    4.7  No Brokers..........................................  24
    4.8  Tax Matters.........................................  24

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE
COMPANY AND RAZORFISH........................................  25

    5.1  Organization; Good Standing.........................  25
    5.2  Razorfish Common Stock..............................  25
    5.3  Authority; Binding Nature of Agreements.............  25
    5.4  Non-Contravention; Consents.........................  26
    5.5  Finders and Brokers.................................  27
    5.6  Reports and Financial Statements; Absence of
         Certain Changes.....................................  27
    5.7  Compliance with Applicable Law......................  28
    5.8  Complete Copies of Requested Reports................  28
    5.9  Full Disclosure.....................................  28
    5.10 Tax Status of the Merger............................  28

ARTICLE VI. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.......  30

ARTICLE VII. COVENANTS OF SELLING COMPANIES AND SHAREHOLDER..  30
    7.1  Access and Investigation............................  30
    7.2  Operation of Business...............................  31
    7.3  Filings and Consents; Cooperation...................  32
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    7.4  Notification; Updates to Disclosure Schedule........  33
    7.5  Payment of Indebtedness by Related Parties..........  34
    7.6  No Negotiation or Solicitation......................  34
    7.7  Efforts to Complete Merger..........................  34
    7.8  Confidentiality; Publicity..........................  34
    7.9  FIRPTA Certification................................  35
    7.10 Takeover Statutes...................................  35
    7.11 Supplier Information................................  35
    7.12 Selling Companies Accruals and Reserves.............  36
    7.13 Final Tax Returns...................................  36
    7.14 Federal Income Tax Reporting........................  37
    7.15 Termination of Employment Agreements................  37
    7.16 Approval of Agreement...............................  37
    7.17 Year 2000 Compliance................................  38

ARTICLE VIII. COVENANTS OF RAZORFISH.........................  40

    8.1  Access and Investigation............................  40
    8.2  Notification........................................  40
    8.3  Filings and Consents; Cooperation...................  40
    8.4  Efforts to Complete Merger..........................  41
    8.5  Confidentiality; Publicity..........................  41

ARTICLE IX. CLOSING CONDITIONS OF RAZORFISH AND
    THE COMPANY..............................................  42

    9.1  Accuracy of Representations and Warranties..........  42
    9.2  Additional Conditions to Closing....................  42
    9.3  Performance of Agreements...........................  43
    9.4  Compliance with Agreements..........................  43
    9.5  Consents............................................  43
    9.6  No Material Adverse Change..........................  43
    9.7  Selling Companies Closing Certificates..............  44
    9.8  Litigation..........................................  44
    9.9  Assertion of Rights.................................  45
    9.10 No Violation........................................  45
    9.11 Transactional Agreements............................  45
    9.12 Proprietary Information Agreements..................  45
    9.13 Termination of Employment Agreements................  45
    9.14 Employment Agreements...............................  45
    9.15 Affiliate Letter....................................  46
    9.16 Fuel/Tonga Tradenames and Trademarks................  46
    9.17 Commissioner's Determination of Fairness............  46
    9.18 Waiver of Certain Rights............................  46
    9.19 Saddleback Equipment Lease..........................  46
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ARTICLE X. CLOSING CONDITIONS OF THE SHAREHOLDER AND THE
  SELLING COMPANIES...........................................  47

    10.1 Employment Agreements................................  47
    10.2 Accuracy of Representations and Warranties...........  47
    10.3 Additional Conditions to Closing.....................  47
    10.4 Razorfish Closing Certificates.......................  48
    10.5 Compliance with Agreements...........................  49
    10.6 Transactional Agreements.............................  49
    10.7 No Violation.........................................  49
    10.8 No Material Adverse Change...........................  49
    10.9 Performance of Agreements............................  49
    10.10 Consents............................................  49
    10.11 Litigation..........................................  50
    10.12 Razorfish Stock.....................................  50
    10.13 Commissioner's Determination of Fairness............  50

ARTICLE XI. FURTHER ASSURANCES................................  50

ARTICLE XII. INDEMNIFICATION..................................  50

    12.1  Indemnification by the Shareholder..................  50
    12.2  Indemnification by the Company and Razorfish........  51
    12.3  Notification of Claims..............................  51
    12.4  Resolution of Claims................................  51
    12.5  Limitations on Indemnification Obligations..........  52
    12.6  Exclusive Remedy; Set Off...........................  52

ARTICLE XIII. RESTRICTIONS ON RAZORFISH COMMON STOCK .........  53

    13.1  Lock-Up Agreement...................................  53

ARTICLE XIV. TERMINATION......................................  53

    14.1  Termination.........................................  53
    14.2  Termination Procedures..............................  54
    14.3  Effect of Termination...............................  54
    14.4  Exclusivity of Termination Rights...................  55

ARTICLE XV. MISCELLANEOUS.....................................  55

    15.1  Expenses............................................  55
    15.2  Entire Agreement....................................  55
    15.3  Press Releases and Public Announcements.............  55
    15.4  Counterparts........................................  56
    15.5  Descriptive Headings................................  56
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    15.6  Notices............................................   56
    15.7  Choice of Law......................................   56
    15.8  Binding Effect; Benefits...........................   56
    15.9  Assignability......................................   57
    15.10 Waiver and Amendment...............................   57
    15.11 Attorneys' Fees....................................   57
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                                       5

                        INDEX OF SCHEDULES AND EXHIBITS

Exhibits:
- --------

A.  Certain Definitions

B.  Form of Escrow Agreement

C.  Form of Opinion Letter of Gibson, Dunn & Crutcher LLP

D.  Form of Proprietary Information & Inventions Agreement

E.  Form of Seth Epstein Employment Agreement

F.  Form of Key Employee Employment Agreement

G.  Form of Opinion Letter of Morrison & Foerster LLP

H.  Form of Affiliate Letter

Schedules:
- ---------

Selling Companies Disclosure Schedule

Razorfish Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of July 15, 1999 is entered into by and among Razorfish Los Angeles Inc., a California corporation (the "Company"), Razorfish, Inc., a Delaware corporation ("Razorfish"), Fuel, Inc., a California corporation ("Fuel"), Tonga, Inc. a California corporation ("Tonga" and, together with Fuel, the "Selling Companies") and Seth Epstein, the sole shareholder of the Selling Companies (the "Shareholder").

                                    RECITALS

     A. The respective Boards of Directors of each of the Company, Razorfish, Fuel and Tonga have determined that it is in the best interests of their respective companies and shareholders that the Company, Fuel and Tonga combine into a single company through the statutory merger of each of the Selling Companies with and into the Company with the Company as the surviving corporation (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Razorfish, as the sole shareholder of the Company, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the General Corporation Law of the State of California ("CGCL") and the Bylaws of the Company.

     C. Pursuant to the Merger, among other things, the outstanding shares of common stock of each of Fuel and Tonga shall be exchanged for Razorfish Common Stock (as more fully defined below).

     D. The parties to the Agreement intend that the Merger qualify as a "reorganization," within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that Fuel, Tonga, the Company and Razorfish will each be a "party to a reorganization," within the meaning of
Section 368(b) of the Code, with respect to the Merger.

     E.  Certain capitalized terms used in this Agreement are defined on Exhibit
                                                                         -------
A.
- -

                                   AGREEMENT

     In consideration of the agreements, provisions and covenants set forth below, Fuel, Tonga and the Shareholder, and the Company and Razorfish hereby agree as follows:

                                  ARTICLE I.

                                  THE MERGER

     1.1  The Merger.

     Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), each Selling Company shall be merged with and into the Company, the Company shall be the surviving corporation (sometimes called the "Surviving Corporation") in such Merger and the separate existence of Fuel and Tonga shall thereupon cease. The Merger shall have the effects set forth in the CGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and the Selling Companies shall vest in the Surviving Corporation.

     1.2  The Effective Time.

     The Merger shall become effective when a properly executed agreement of merger (the "Agreement of Merger"), in such form as may be agreed by the parties hereto and as required by the relevant provisions of the CGCL, is duly filed with the Secretary of State of the State of California, which filing shall be made in connection with the closing of the Merger in accordance with Section 2.7 upon satisfaction or waiver of the conditions set forth in Articles IX and X. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Agreement of Merger has been so filed or at such later time as is provided in the Agreement of Merger.

     1.3  The Merger Consideration.

     The consideration payable to the Shareholder in respect of all of the outstanding shares of Common Stock of Fuel (the "Fuel Common Stock"), and all of the outstanding shares of Common Stock of Tonga (the "Tonga Common Stock" and, together with the Fuel Common Stock, the "Selling Companies Common Stock") will be equal to the sum of the Initial Merger Consideration (as defined below) and, if any, the Earnout Amount (as defined below) (the Initial Merger Consideration and, if any, the Earnout Amount shall be collectively referred to herein as the "Merger Consideration"). The "Initial Merger Consideration" shall consist of Seven Hundred Fifty Thousand Dollars ($750,000) in cash (the "Cash Consideration") and Six Hundred Fifty Six Thousand (656,000) shares of Class A Common Stock, $0.01 par value per share, of Razorfish (the "Razorfish Common Stock"); provided, however, that if the Average Razorfish Stock Price (as determined on the Closing Date) is greater than $35 per share, then the number of shares of Razorfish Common Stock will be reduced to such number of shares which, when multiplied by the Average Razorfish Stock Price, equals Twenty Two Million Nine Hundred Sixty Thousand Dollars ($22,960,000). Notwithstanding the foregoing, the Cash Consideration shall be reduced by the amount of any costs, expenses or obligations paid, payable or incurred by the Selling Companies in connection with obtaining the release as provided in Section 9.18. The number of shares of Razorfish Common Stock which constitute a portion of the Merger Consideration shall be appropriately adjusted for any stock split, stock dividend or recapitalization of Razorfish.

Prior to the Closing, the parties shall agree on an allocation of the Merger Consideration between the Fuel Common Stock and the Tonga Common Stock.

     1.4  The Surviving Corporation.

     (a) The Articles of Incorporation of the Company as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law.

     (b) The Bylaws of the Company as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     (c) (i) The directors of the Company at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

          (ii) The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     1.5  Escrow.

     As the non-exclusive source for the payment of the Shareholder's indemnification obligations set forth herein and in the Escrow Agreement, Razorfish will deliver to Escrow Agent under an Escrow Agreement (the "Escrow Agreement") and on behalf of the Shareholder, in substantially the form attached as Exhibit B, an amount equal to five percent (5%) of the Merger Consideration
   ---------
(the "Holdback Amount"). The Holdback Amount shall be treated as property of the Shareholder for all purposes of until such time, if any, that all or a portion of the Holdback Amount is returned to Razorfish or its affiliates pursuant to the terms hereof and the Escrow Agreement.

     1.6  Earnout.

     (a) Earnout Amount. Subject to this Section 1.6 and Sections 1.3 and 12.6 hereof, Razorfish shall pay to Shareholder as part of the Merger Consideration an amount equal to the difference between Revenues and $5.8 million, multiplied by 3.8 (the "Earnout Amount"). Notwithstanding the foregoing, in no event shall the Earnout Amount exceed Fourteen Million Two Hundred Ninety Thousand Dollars ($14,290,000). The Earnout Amount shall be payable on or before March 30, 2000, and shall consist of, at the sole election of Razorfish, cash and/or that number of shares of Razorfish Common Stock which, when multiplied by the Average Razorfish Stock Price (as determined on February 15, 2000), equals the Earnout Amount (net of any cash payments as provided above). From the date hereof through December 31, 1999, the gross margins and billing rates associated with the Acquired Business shall be maintained at levels which are consistent with their respective historical levels, as reflected on the Selling Companies' books and records. By way of illustration but not limitation, (i) if the Acquired Business receives revenues after the Closing and during 1999 from work that is referred to it by Razorfish, then such revenue would be included within the definition of Revenue; (ii) if the Acquired Business refers work to Razorfish but does not perform any work itself, then any revenue generated therefrom would not be included within the definition of Revenue; (iii) if Razorfish or the Company (directly or indirectly) consummates any acquisition of a business or entity having operations and activities of a nature or kind similar to or competitive with the Acquired Business, then any revenues generated by any such business or entity shall not be included within the definition of Revenue; and (iv) revenue from work performed for Razorfish or the Company by the Selling Companies' personnel will be included in Revenue in accordance with Razorfish's and the Company's custom and practice in similar circumstances.

     (b)  Notice of Objection.

          (1) At such time as the Company shall determine Revenues, and in no event later than March 30, 2000, the Company shall provide the Shareholder with a statement setting forth the calculation of Revenues.

          (2) In the event that the Shareholder does not object to the determination by the Company of such Revenues by written notice of objection (the "Notice of Objection") delivered to the Company within 30 days after the Shareholder's receipt of such determination, such Notice of Objection to describe in reasonable detail the Shareholder's proposed adjustments to the proposed Revenues determination, the proposed Revenues shall be deemed final and binding.

     (c) Dispute Resolution. If the Shareholder delivers a Notice of Objection to the Company, then the dispute shall be resolved as follows:

          (1) The Company's determination of Revenues and the Notice of Objection shall be submitted, at the Company's cost, to an independent nationally recognized firm of certified public accountants mutually acceptable to the Company and the Shareholder (the "Arbitrator").

          (2) Within 30 days of the submission of any dispute concerning the determination of Revenues to the Arbitrator, the Arbitrator shall render a decision in accordance with this Section 1.6(d) along with a statement of reasons therefor. The decision of the Arbitrator shall be final and binding upon the parties hereto.

          (3) The fees and expenses of the Arbitrator for any determination under this Section 1.6(d) hereof shall be borne equally by the Company, on the one hand, and the Shareholder, on the other hand.

                                  ARTICLE II.

                              TREATMENT OF SHARES

     2.1  Exchange of Shares.

     (a) All of the shares of the Selling Companies Common Stock outstanding immediately prior to the Effective Time shall at the Effective Time, by virtue of the Merger and without any action on the part of the Shareholder, be converted into the right to receive the Merger Consideration.

     (b) The Holdback Amount shall be held by the Escrow Agent as provided for in Section 1.5 hereof and in the Escrow Agreement, and the Shareholder shall be paid the Merger Consideration less the Holdback Amount, without interest thereon, upon the surrender of the Certificates (as defined below) formerly representing the Selling Companies Common Stock in accordance with Section 2.2 of this Agreement.

     2.2  Mechanics of Exchange.

     (a) At the Effective Time, the Shareholder shall be entitled to surrender the certificate or certificates that immediately prior to the Effective Time represented the Selling Companies Common Stock (the "Certificates"), and which were converted into the right to receive the Merger Consideration, to Razorfish for cancellation in exchange for the Merger Consideration, less the Holdback Amount. It shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer to Razorfish.

     (b) At or prior to the Effective Time of the Merger, Razorfish shall deliver irrevocably to the Escrow Agent, on behalf of the Shareholder, shares of Razorfish Common Stock in an aggregate amount equal to the Holdback Amount.

     (c) No dividends that are declared on shares of Razorfish Common Stock after the Effective Time (if any) will be paid to persons entitled to receive certificates representing shares of Razorfish Common Stock until the Shareholder surrenders his Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of Razorfish Common Stock shall be issued any dividends which shall have become payable with respect to such shares of Razorfish Common Stock between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends.

     2.3  No Fractional Shares.

     No fraction of a share of Razorfish Common Stock shall be issued in the Merger. In lieu of fractional shares, the Shareholder upon surrender of his Certificates as set forth in Section 2.2 shall be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying the fractional interest to which the Shareholder would otherwise be entitled by the Average Razorfish Stock Price determined on the Closing Date.

     2.4  Closing of the Selling Companies Transfer Books.

     At the Effective Time, the stock transfer books of the Selling Companies shall be closed and no transfer of shares of the Selling Companies Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Razorfish Common Stock in accordance with the terms hereof. At and after the Effective Time, the holders of shares of the Selling Companies Common Stock to be exchanged for shares of Razorfish Common Stock pursuant to this Agreement shall cease to have any rights as shareholders of the Selling Companies, except for the right to surrender such Certificates in exchange for shares of Razorfish Common Stock as provided hereunder.

     2.5  Closing.

     The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster llp, 555 W. Fifth Street, Los Angeles, California 90013 at 9:00 a.m., local time, on the date which is three (3) business days following the issuance of the Permit by the Commissioner (the "Closing Date"), or as soon thereafter as is reasonably practical; provided, however, that if all of the other conditions set forth in
           --------  -------
Articles IX and X hereof are not satisfied or waived at such date, the Closing Date shall be the business day following the day on which all such conditions have been satisfied or waived, or at such other date, time and place as Razorfish, the Selling Companies and the Company shall agree.

     2.6  Exemption from Registration; Fairness Hearing.

     Razorfish shall use commercially reasonable efforts to ensure that the Razorfish Common Stock to be issued pursuant to this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of
Section 3(a)(10) thereof. As promptly as practicable after the execution of this Agreement, Razorfish shall file with the California Commissioner of Corporations (the "Commissioner") an application (the "Application") for a permit (the "Permit") pursuant to Section 25121 of the California Corporations Code and for a fairness hearing to be held pursuant to the authority conferred in Section 25142 of the California Corporations Code ("Fairness Hearing").

     2.7  Supplementary Action.

     If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of the Selling Companies, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Selling Companies in the name of and on behalf of the Selling Companies to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                 ARTICLE III.

            REPRESENTATIONS AND WARRANTIES OF THE SELLING COMPANIES

     Except as set forth in the Disclosure Schedule attached hereto provided by the Selling Companies (the "Selling Companies Disclosure Schedule"), the parts of which are numbered to correspond to the section numbers of this Agreement, each of the Selling Companies hereby represents and warrants to the Company and Razorfish as of the Date hereof and as of the Closing Date, as follows:

     3.1  Organization, Good Standing, Qualification.

     (a) Each of the Selling Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. Each of the Selling Companies has the requisite corporate power and authority to own and operate its properties and assets, and to carry out the provisions hereof and thereof, and to carry on its business as currently conducted.

     (b) Neither Selling Company has ever approved, or commenced any proceeding, or made any election contemplating, the dissolution or liquidation of such Entity or the winding up or cessation of its business or affairs.

     (c) Neither Selling Company has any subsidiaries nor owns, beneficially or otherwise, any shares or other securities of, or any other direct or any other indirect interest of any nature in, any Entity.

     (d) Neither Selling Company was ever operated as a sole proprietorship, or any other business entity, prior to its incorporation.

     3.2  Articles of Incorporation and Bylaws; Records.

     (a) Each of the Selling Companies has delivered to Razorfish accurate and complete copies of:

          (i) its Articles of Incorporation and Bylaws, including all amendments thereto, as presently in effect;

          (ii) the stock records of such Entity; and

          (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the sole shareholder of such Entity, the Board of such Entity and all committees of the Board of such Entity.

There have been no meetings or other proceedings of the shareholders of either Selling Company, the Board of either Selling Company or any committee of the Board of either Selling Company that are not memorialized in such minutes or other records.

     (b) Neither Selling Company has ever conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names listed on Part 3.2
                                                                       --------
of the Selling Companies Disclosure Schedule.

     (c) There has not been any material violation of the Articles of Incorporation or Bylaws of either Selling Company or of any resolution adopted by the shareholders, the Board or any committee of the Board of either Selling Company.

     3.3  Capitalization.

     (a) The authorized capital stock of Fuel consists of ten thousand (10,000) shares of Common Stock, of which two hundred (200) shares are issued and outstanding. The authorized capital stock of Tonga consists of one thousand (1,000) shares of Common Stock, of which one hundred (100) shares are issued and outstanding. No other shares of capital stock are issued or outstanding for either Selling Company. All issued and outstanding shares of capital stock of each Selling Company have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements. No Selling Companies Options have been granted.

     (b)  There is no:

          (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of either Selling Company;

          (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of either Selling Company; or

          (iii) to the Knowledge of each of the Selling Companies, condition or circumstance that may directly or indirectly give rise to or provide a basis for a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of either Selling Company.

     (c) Neither Selling Company has ever repurchased, redeemed or otherwise reacquired (or agreed, committed or offered (in writing or otherwise) to repurchase, redeem or otherwise reacquire) any shares of capital stock or other securities.

     3.4  Authority; Binding Nature of Agreements.

     Each of the Selling Companies has the corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transactional Agreements to which it is or is contemplated to be a party, and the execution, delivery and performance by each of the Selling Companies of this Agreement and such Transactional Agreements have been duly authorized by all necessary action on the part of the Board and Shareholders of each of the Selling Companies. This Agreement and the other Transactional Agreements constitute, or upon execution and delivery will constitute, the legal, valid and binding obligations of each of the Selling Companies, enforceable against each of the Selling Companies in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

     3.5  Non-Contravention; Consents.

     The execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Merger, by each of the Selling Companies will not, directly or indirectly (with or without notice or lapse of time):

     (a) contravene, conflict with or result in a material violation of (i) its Articles of Incorporation or Bylaws, or (ii) any resolution adopted by its Board or any committee thereof or the Shareholder;

     (b) to the Knowledge of each of the Selling Companies, contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief (other than statutory dissenters' rights) under, any Legal Requirement or any Order to which either Selling Company or any material assets owned or used by it are subject;

     (c) to the Knowledge of each of the Selling Companies, cause any material assets owned or used by either Selling Company to be reassessed or revalued by any taxing authority or other Governmental Body;

     (d) to the Knowledge of each of the Selling Companies, contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by either Selling Company, any of its employees or the Shareholder;

     (e) contravene, conflict with or result in a material violation or material breach of, or material default under, any material Selling Companies Contract;

     (f) give any Person the right to any payment by either Selling Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of either Selling Company in favor of any Person, in any such case as a result of the change in control of either Selling Company or otherwise resulting from the Merger; or

     (g) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or leased by either Selling Company.

Except as contemplated in this Agreement and the other Transactional Agreements, neither of the Selling Companies will be required to make any filing with or give any notice to, or obtain any material Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation of the Merger.

     3.6  Intellectual Property.

          (a)  Part 3.6 of the Selling Companies Disclosure Schedule sets forth
               --------
a complete list, in all material respects, of each Selling Company's Proprietary Assets, and any applications therefor in respect of any of the foregoing, and specifies, where applicable, the jurisdictions in which each such Proprietary Asset has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Part 3.6 also sets
                                                            --------
forth a complete list of all material licenses, sublicenses and other agreements as to which either Selling Company is a party and pursuant to which either Selling Company or any other Person is currently authorized to use any of either Selling Company's Proprietary Assets (excluding object code and end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses")) and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Neither Selling Company is in material violation of any license, sublicense or agreement described on such list except such violations as do not materially impair either Selling Company's rights under such license, sublicense or agreement. Except for any consents to transfer required under any Selling Companies Contract, the execution and delivery of this Agreement by either Selling Company, and the consummation of the transactions contemplated hereby, (i) will not cause either Selling Company to be in material violation or default under any such license, sublicense or agreement, (ii) will not entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement or (iii) will not require either Selling Company to repay any funds already received by it from a third party.

          (b) Each of the Selling Companies has all right, title and interest in and to and is the sole and exclusive owner or licensee of (free and clear of any Encumbrances) its Proprietary Assets, and has the right (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which its Proprietary Assets are being used.

          (c) No claims with respect to either Selling Company's Proprietary Assets have been asserted in writing or, to the Knowledge of either Selling Company, are threatened by any Person nor are there any valid grounds, to the Knowledge of either Selling Company, for any bona fide claims: (i) to the effect that the manufacture, sale, licensing or use of any of the products of either Selling Company as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by either Selling Company infringes on any third party's Proprietary Assets; (ii) against the use by either Selling Company used in its business as currently conducted; or (iii) challenging the ownership by either Selling Company, validity or effectiveness of any of its Proprietary Assets. To each Selling Company's Knowledge, registered patents, trademarks, service marks and copyrights held by the Selling Companies, if any, are valid and subsisting.

          (d) To the Knowledge of each Selling Company, there is no material unauthorized use, infringement or misappropriation of any of either Selling Company's Proprietary Assets by any third party, including any employee or former employee of either Selling Company.

          (e) None of either Selling Company's Proprietary Assets or product of either Selling Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by either Selling Company.

          (f) Neither Selling Company has entered into any agreement under which either Selling Company is restricted from selling, licensing or otherwise distributing any of its current or anticipated products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

          (g) Each employee and consultant identified on the Selling Companies Disclosure Schedule has executed such Selling Company's form of proprietary information and invention agreement in substantially the form set forth in Part
                                                                           ----
3.6(g) of the Selling Companies Disclosure Schedule.
- ------

     3.7  Proceedings; Orders.

          (a) There is no pending Proceeding of which either Selling Company has been notified and served, and, to each Selling Company's Knowledge, no Person has threatened to commence any Proceeding that involves either Selling Company or would involve either Selling Company, including without limitation as a party thereto.

          (b) Fuel has delivered to Razorfish accurate and complete copies of all pleadings, correspondence and other written materials to which the Selling Companies have access that relate to the Proceedings identified in Part 3.7 of
                                                                   --------
the Selling Companies Disclosure Schedule, if any.

          (c) There is no Order to which either Selling Company, or any of the assets owned or leased by either Selling Company, is subject.

          (d) To each Selling Company's Knowledge, no officer or employee of either Selling Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to either Selling Company's business.

     3.8  Financial Statements.

          (a) Fuel delivered to Razorfish the following unaudited financial statements and notes (collectively, the "Financial Statements"), which are attached in Part 3.8 of the Selling Companies Disclosure Schedule:
            --------

          (i) the balance sheet of Fuel and of Tonga as of December 31, 1998, and the related statement of operations of Fuel and of Tonga for the period ended December 31, 1998; and

          (ii) the unaudited balance sheet of Fuel and of Tonga as of March 31, 1999 (the "Unaudited Interim Balance Sheet"), and the related unaudited statement of operations of Fuel and of Tonga for the three (3) months then ended.

     (b) All the Financial Statements are accurate and complete in all material respects, and the dollar amount of each line item included in the Financial Statements is accurate in all material respects. The Financial Statements are in accordance with the books and records of the respective Selling Companies and present fairly the financial position of the respective Selling Companies as of the respective dates thereof and the results of operations of the respective Selling Companies for the periods covered thereby in all material respects.

     (c) As of the date of this Agreement, neither Selling Company has any Liabilities in excess of Ten Thousand Dollars ($10,000), individually or in the aggregate, except for Liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet and Liabilities arising out of the Transactional Agreements and the Selling Companies Contracts.

     3.9  Title to Assets.

          (a) Each of the Selling Companies owns, and has good and marketable title to, all assets purported to be owned by it, free and clear of any material Encumbrances, except liens for current taxes and assessments not delinquent.

          (b)  Part 3.9(b) of the Selling Companies Disclosure Schedule
               -----------
identifies all equipment, furniture, fixtures, improvements and other tangible assets owned by each Selling Company with a value over Ten Thousand Dollars ($10,000), and sets forth the original cost and book value of each of said assets.

          (c)  Each asset identified in Part 3.9(b) of the Selling Companies
                                        -----------
Disclosure Schedule:

               (i) is free of material defects and deficiencies and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted); and

               (ii) is adequate for the uses to which it is being put.

          (d) Neither Selling Company owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.9(d) of the Selling Companies Disclosure Schedule (the
              -----------
"Leased Premises"). Part 3.9(d) of the Selling Companies Disclosure Schedule
                    -----------
lists the premises covered by said leases. Each of the Selling Companies enjoys peaceful and undisturbed possession of such premises.

          (e)  Part 3.9(e) of the Selling Companies Disclosure Schedule
               -----------
identifies all tangible assets that are leased to the Selling Companies that have a value in excess of Ten Thousand Dollars ($10,000). All leases pursuant to which either Selling Company leases real or personal property are in good standing and are valid and effective in accordance with their respective terms and, to the Knowledge of each Selling Company, there exists no default thereunder.

     3.10  Contracts.

          (a)  Part 3.10 of the Selling Companies Disclosure Schedule identifies
               ---------
and describes each material Selling Companies Contract as of the date of the Agreement. Fuel has delivered to Razorfish accurate and complete copies of all Selling Companies Contracts identified in Part 3.10 of the Selling Companies
                                          ---------
Disclosure Schedule, including all amendments thereto.

          (b) Each material Selling Companies Contract is currently valid and in full force and effect, and is enforceable by the respective Selling Companies in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

          (c) Neither of the Selling Companies is in material default under any material Selling Companies Contract, and, to the Knowledge of each Selling Company, (i) no Person has materially violated or breached, or declared or committed any material default under, any material Selling Companies Contract; and (ii) neither Selling Company has waived any material rights under any material Selling Companies Contract.

          (d) (i) Neither Selling Company has ever guaranteed or otherwise agreed to cause, insure or become liable for, nor has ever pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and (ii) neither Selling Company has ever been a party to or bound by any material joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract.

          (e) No Person is renegotiating (i) any amount paid or payable to either Selling Company under any material Selling Companies Contract or (ii) any other material term or provision of any material Selling Companies Contract.

          (f)  Part 3.10(f) of the Selling Companies Disclosure Schedule
               ------------
identifies and provides an accurate and complete description of each proposed Selling Companies Contract (other than this Agreement and the Transactional Agreements) as of the date of the Agreement as to which any bid, offer, written proposal, term sheet or similar document has been submitted to or received by either Selling Company and is outstanding and which would be material to the business or prospects of either Selling Company, taken together.

          (g) No party to any Selling Companies Contract has notified either Selling Company to the effect that it has failed to perform a material obligation thereunder.

     3.11  Employees.

          (a)  Part 3.11(a) of the Selling Companies Disclosure Schedule
               ------------
contains a list of all employees of the Selling Companies as of the date of the Agreement and their respective titles and compensation.


          (b)  Part 3.11(b) of the Selling Companies Disclosure Schedule
               ------------
contains a list of Persons who are performing services for the Selling Companies business as of the date of the Agreement and are classified as "consultants" or "independent contractors," and the respective compensation of each such "consultant" or "independent contractor."

          (c) Neither Selling Company has any collective bargaining agreements, or union contracts with any of its employees. To the Knowledge of each Selling Company, there is no labor union organizing activity pending or threatened with respect to either Selling Company. The employment of each of such Selling Company's employees is terminable by such Selling Company at will; and no employee has any agreement or contract, written or verbal, regarding his or her employment.

          (d) To each Selling Company's Knowledge, (i) no employee of either Selling Company, nor any consultant with whom either Selling Company has contracted, is in violation of any material term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, either Selling Company because of the nature of the business to be conducted by the applicable Selling Company, and (ii) the continued employment by either Selling Company of its present employees, and the performance of either Selling Company's contracts with its independent contractors, will not result in any such violation. Neither Selling Company has received any notice (written or otherwise) alleging that any such violation has occurred. No employee of either Selling Company has been granted the right to continued employment by either Selling Company or to any material compensation following termination of employment with either Selling Company. To the Knowledge of each Selling Company, no officer or key employee, or any group of employees, has given notice of his, her or their intent to terminate his, her or their employment with either Selling Company, and no employee of either Selling Company has received an offer to join a business that is or likely would be competitive with either Selling Company`s business.

     3.12  Compliance with Legal Requirements.

          (a) Each of the Selling Companies is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets.

          (b) Neither Selling Company has received, at any time, any notice from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement by such Selling Company, or (ii) any actual, alleged, possible or potential obligation on the part of either Selling Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature relating to Hazardous Materials, except in each case to the extent noncompliance would not materially adversely effect either Selling Company`s business prospects or financial condition, taken together.

     3.13  Governmental Authorizations.

          (a)  Part 3.13 of the Selling Companies Disclosure Schedule identifies
               ---------
each material Governmental Authorization held by the Selling Companies. Fuel has delivered to Razorfish accurate and complete copies of all such Governmental Authorizations, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 3.13
                                                                      ---------
of the Selling Companies Disclosure Schedule is valid and in full force and effect.

          (b)  The Governmental Authorizations identified in Part 3.13 of the
                                                             ---------
Selling Companies Disclosure Schedule constitute all the Governmental Authorizations necessary (i) to enable each of the Selling Companies to conduct its business in the manner in which its business is currently being conducted, and (ii) to permit each of the Selling Companies to own and use its assets in the manner in which they are currently owned and used.

     3.14  Tax Matters.

          (a) Each Tax required to have been paid by either Selling Company (whether pursuant to any Tax Return or otherwise) on or before the Closing has been or will be duly paid in full on a timely basis. Any Tax required to have been withheld or collected by either Selling Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body. Each of the Selling Companies has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

          (b) All Tax Returns required to be filed by or on behalf of either Selling Company with any Governmental Body on or before the Closing Date ("Selling Companies Returns") (i) have been, or will be, filed when due (taking valid extensions of time into account), and (ii) have been, or will be when filed, accurately and completely prepared pursuant to applicable law. All amounts shown on the Selling Companies Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. Fuel has delivered or made available to Razorfish copies of all the Selling Companies Returns filed by or on behalf of the Selling Companies or any other entity acquired by or merged into either Selling Company prior to the Closing Date.

          (c) The Selling Companies' liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements .

          (d)  Part 3.14 of the Selling Companies Disclosure Schedule identifies
               ---------
each examination or audit of any Selling Companies Return that has been conducted by any

Governmental Body. Selling Companies has delivered to Razorfish copies of all audit reports and similar documents (to which either Selling Company has access) relating to the Selling Companies Returns. No extension or waiver of the limitation period applicable to any of the Selling Companies Returns has been granted (by either Selling Company or any other Person), and no such extension or waiver has been requested from either Selling Company.

          (e) Neither Selling Company has been informed in writing or orally (formally or informally) of a pending or threatened claim or other Proceeding against or with respect to either Selling Company in respect of any Tax that has not been finally resolved. Neither Selling Company has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Neither Selling Company has been, nor will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to
Section 481 of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, except for any such adjustment arising on or after the Closing as a result of a change in a method of accounting from cash to accrual. Each Selling Company is and has been in full compliance with Section 263A of the Code. Neither Selling Company has ever been in a "consolidated group" within the meaning of Treasury Regulations Section 1.1502-1(h), nor is liable for Taxes incurred by any individual, trust, corporation, partnership or any other Entity either as a transferee, pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations. Neither Selling Company is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes. None of the assets of either Selling Company
(i) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (ii) is "tax exempt use property" within the meaning of Section 168(h) of the Code. Neither Selling Company has participated in an international boycott as defined in Code Section 999. Neither Selling Company has a "permanent establishment," as defined in any applicable Tax treaty or convention of the United States of America, or fixed place of business in any foreign country.

          (f) Neither Selling Company is party to any agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of either Selling Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or
Section 162(m) of the Code. Neither Selling Company is, nor has ever been, a party to or bound by any material tax indemnity agreement, material tax-sharing agreement, material tax allocation agreement or similar material Contract, and has not otherwise assumed the material tax liability of any other Person under contract.

          (g) Neither Selling Company is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, nor has been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (h) Neither Selling Company has any net operating losses or other tax attributes presently subject to limitation under Code Section 382, 383 or 384, or the federal consolidated return regulations.

          (i) The Shareholder is a "United States person," within the meaning of Section 7701(a)(30) of the Code.

          (j) Each of the Selling Companies has made an election to be taxed as an "S" corporation under Section 1362(a) of the Code. Fuel has been an S corporation for federal and state income tax purposes since January 1, 1997, and Tonga has been an S corporation for federal and state income tax purposes since its formation.

     3.15  Securities Laws Compliance; Registration Rights.

     Each of the Selling Companies has complied in all material respects with all federal and state securities laws in connection with all offers and sales of securities issued by either Selling Company prior to the date of this Agreement. Neither Selling Company has heretofore granted any other purchaser of its securities the right to require either Selling Company to register any securities under the Securities Act or to qualify for any exemption thereunder.

     3.16  Finders and Brokers; Fees.

          (a) Neither of the Selling Companies nor any Person acting on behalf of either Selling Company has engaged any finder, broker, intermediary or any similar Person in connection with the Merger.

          (b) Neither Selling Company has entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Merger is consummated, but the Selling Companies are liable for fees and expenses of professionals.

     3.17  Environmental Compliance.

          (a) Each of the Selling Companies is in compliance in all material respects with all Environmental Laws and the requirements of all environmental permits required for the handling, use, storage and disposition of Hazardous Materials under Environmental Laws that are applicable to either Selling Company's operations as presently conducted.

          (b) There are no pending, or to the Knowledge of each Selling Company, threatened Environmental Claims against the Selling Companies.

          (c) To the Knowledge of each Selling Company, there are no facts, circumstances, conditions or occurrences regarding either Selling Company or its operations that could form the basis of an Environmental Claim against either Selling Company.

     3.18  Intentionally Omitted.

     3.19  Related Party Transactions.

          (a) No Related Party has, and no Related Party has at any time since December 31, 1998, had, any direct or indirect material interest of any nature in any material asset of either Selling Company or any Selling Companies Contract.

          (b) No Related Party is, or has at any time since December 31, 1998, been, indebted to either Selling Company for an amount, individually or in the aggregate, in excess of Ten Thousand Dollars ($10,000).

          (c) Since December 31, 1998, no Related Party has entered into, or has had any direct or indirect material financial interest in, any Selling Companies Contract, transaction or business dealing of any nature involving either Selling Company.

          (d) No Related Party is competing, or has at any time since December 31, 1998, competed, directly or indirectly, with either Selling Company in any market served by either Selling Company.

     3.20  Absence of Changes.

     Since March 31, 1999:

          (a) there has not been any material adverse change in either Selling Company's business, assets, liabilities or operations, taken together, and, to the Knowledge of each Selling Company, no event has occurred that is likely to have a material adverse effect on either Selling Company's business (when taken together as a whole), assets, liabilities or operations (or on any aspect or portion thereof);

          (b) neither Selling Company has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock;

          (c) neither Selling Company has amended its Articles of Incorporation or Bylaws nor has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (d) neither Selling Company has made any individual capital expenditure in excess of Twenty Five Thousand Dollars ($25,000);

          (e) neither Selling Company has pledged or hypothecated any of its material assets or otherwise permitted any of its material assets to become subject to any Encumbrance;

          (f) neither Selling Company has made any loan or advance in excess of Ten Thousand Dollars ($10,000) to any Person;

          (g) neither Selling Company has paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

          (h) there has been no resignation or termination of employment of any officer or key employee of either Selling Company;

          (i) there has been no borrowing or agreement to borrow by either Selling Company or material change in the contingent obligations of either Selling Company by way of guaranty, endorsement, indemnity, warranty or otherwise or grant of a mortgage or security interest in any property of either Selling Company;

          (j) Neither Selling Company has discharged any Encumbrance or discharged, paid or forgiven any indebtedness or other Liability in excess of Ten Thousand Dollars ($10,000), except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the Unaudited Interim Balance Sheet or have been incurred by either Selling Company since the date of the Unaudited Interim Balance Sheet in the Ordinary Course of Business and (ii) have been discharged or paid in the Ordinary Course of Business;

          (k) neither Selling Company has released or waived any material right or claim;

          (l) neither Selling Company has changed any of its accountants or its methods of accounting or accounting practices in any material respect;

          (m) neither Selling Company has received notice that there has been a loss of, or cancellation of a material order by, any customer of either Selling Company; and

          (n)  except where noted in Part 3.20 and each of its subsections,
                                     ---------
neither Selling Company has agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses (c) through (m) above.

     3.21  Powers of Attorney.

     Neither Selling Company has given a power of attorney to any Person.

     3.22  Benefit Plans; ERISA.

          (a)  Part 3.22 of the Selling Companies Disclosure Schedule lists (i)
               ---------
all "employee benefit plans" within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of either Selling Company or Member of the Controlled Group, and
(iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices which either Selling Company or any Member of the Controlled Group maintains, contributes to or has any obligation to or liability for (collectively, the "Plans").

          (b) None of the Plans is a Defined Benefit Plan, and neither of the Selling Companies nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan that could reasonably be expected to result in a material amount of liability under Title IV of ERISA.

          (c) None of the Plans is a Multiemployer Plan, and neither of the Selling Companies nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan that could reasonably be expected to result in a material amount of liability under Title IV of ERISA.

          (d) Neither Selling Company maintains or contributes to any welfare benefit plan which provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

          (e)  Each Plan that is an "employee benefit plan," as defined in
Section 3(3) of ERISA, complies in all material respects by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

          (f) There is no material violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Plan.

          (g) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing Date.

          (h)  With respect to each Plan:

               (i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which an exemption is not available that could reasonably be expected to result in a material amount of liability to either Selling Company;

               (ii) to each Selling Company's Knowledge, no actions or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in the Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan that could reasonably be expected to result in a material amount of liability to either Selling Company;

               (iii) to each Selling Company's Knowledge, no facts exist which could give rise to any such action or claim; and

               (iv) each "pension plan" (as defined in Section 3(2) of ERISA) provides that it may be amended or terminated at any time in accordance with the terms of such plan and, except for benefits protected under any applicable law or provision of any such plan, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by either Selling Company at any time without a material amount of liability.

          (i) Neither of the Selling Companies nor any Member of the Controlled Group has any Plan-related liability or to each Selling Company's Knowledge, is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Section 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) for a fine under Section 502 of ERISA that could reasonably be expected to result in a material amount of liability to either Selling Company.

          (j) All the "group health plans" (as defined in Section 607(1) or 733(a)(1) of ERISA or Section 4980B(g)(2) of the Code) that are part of the Plans listed in the Selling Companies Disclosure Schedule are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

          (k) Copies of all documents creating or evidencing any Plan listed in the Selling Companies Disclosure Schedule, and all reports, forms and other documents required to be filed with any governmental entity (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA), have been delivered or made available to Razorfish. There are no material negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by any Plan listed in the Selling Companies Disclosure Schedule.

          (l) All expenses and liabilities relating to contributions required by law and the terms of the Plans described in the Selling Companies Disclosure Schedule have been, and on the Closing Date will be, fully and properly accrued on either Selling Company's books and records and disclosed in accordance with GAAP and in Plan financial statements.

     3.23  Bank Accounts.

     Part 3.23 of the Selling Companies Disclosure Schedule sets forth with
     ---------
respect to each account maintained by or for the benefit of either Selling Company at any bank or other financial institution:

          (a) the name and location of the institution at which such account is maintained;

          (b) the name in which such account is maintained and the account number of such account;

          (c) a description of such account and the purpose for which such account is used;

          (d)  the then current balance in such account;

          (e) the rate of interest then being earned on the funds in such account; and

          (f) the names of all individuals authorized to draw on or make withdrawals from such account.

     3.24  Tax Status of Reorganization.

          (a) Immediately prior to the Merger, each Selling Company will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets. For purposes of this Section 3.24, assets of the Company held immediately prior to the Merger include amounts paid or incurred by either Selling Company in connection with the Merger, including amounts used to pay Merger expenses and all payments, redemptions and distributions (except for regular, normal dividends) made by either Selling Company contemporaneously with, in contemplation of or as part of the Merger.

          (b) The liabilities of the Selling Companies, if any, to be assumed by the Company in the Merger and the liabilities to which the transferred assets of the Selling Companies are subject, if any, were incurred by the Selling Companies in the Ordinary Course of Business.

          (c) Except as provided in Section 15.1, each of the Selling Companies and the Shareholder will pay any of its own expenses incurred in connection with the Merger.

          (d) There is no intercorporate indebtedness existing between the Company and either Selling Company that was issued, was acquired, or will be settled at a discount.

          (e) Neither Selling Company is under the jurisdiction of a court in a "title 11 or similar case," within the meaning of Section 368(a)(3)(A) of the Code, nor is it an investment company for purposes of Section 368(a)(2)(F) of the Code.

          (f) Neither Selling Company has nor will it prior to the Merger redeem capital stock of either Selling Company or make any "extraordinary distribution," within the meaning of Section 1.368-1T(e)(1)(ii)(A), with respect to any capital stock of either Selling Company in connection with the Merger. No "related person" with respect to either Selling Company, within the meaning of
Section 1.368-1(e)(3) of the Treasury Regulations, has purchased or will purchase prior to the Effective Time any Company capital stock in connection with the Merger.

          (g) Each of the Selling Companies' business conducted immediately before the Effective Time will be its "historic business" and its assets held immediately before the Effective Time will be its "historic business assets" for purposes of Section 368 of the Code.

     3.25  Full Disclosure.

          (a) Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the Transactional Agreements, contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein when read collectively not misleading. All the information set forth in the Selling Companies Disclosure Schedule is accurate and complete in all material respects.

          (b) Information regarding the Selling Companies and the Shareholder provided by the Selling Companies for inclusion in the Information Statement, Application and Notice of Hearing will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein in light of the circumstances under which they were made not misleading.

     3.26  Due Diligence Information.

     Each of the Selling Companies has provided Razorfish and Razorfish's Representatives with full and complete access to all of the Selling Companies' records and other documents and data, and has produced all documents and related materials in response to the reasonable requests of Razorfish.

                                  ARTICLE IV.

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

     Except as set forth in the Selling Companies Disclosure Schedule, the Shareholder hereby represents and warrants to the Company and Razorfish as of the date hereof and as of the Closing Date as follows:

     4.1  Title to Common Shares.

     The Shareholder is the record and beneficial owner of all of the issued and outstanding common stock of the Selling Companies, and the Shareholder holds title to such common stock free and clear of all Encumbrances, voting agreements, proxies, options or transfer restrictions.

     4.2  Capacity.

     The Shareholder has the legal capacity (exclusive of his spouse) to enter into and to perform his obligations under this Agreement and the other Transactional Agreements to which he is contemplated to be a party. This Agreement and the other Transactional Agreements constitute, or upon execution and delivery will constitute, the legal, valid and binding obligations of the Shareholder, enforceable against him in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

     4.3  Confirmation of Selling Companies' Representations and Warranties.

     The Shareholder represents and warrants that, except as set forth in the Selling Companies Disclosure Schedule, the representations and warranties of the Selling Companies in Article III are true and correct as of the date hereof and as of the Closing Date.

     4.4  Non-Contravention.

     To the Knowledge of the Shareholder, the execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Merger, by the Shareholder will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Shareholder is subject.

     4.5  Proceedings.

     There is no pending Proceeding of which the Shareholder has been served or notified, and, to the Knowledge of the Shareholder, no Person has threatened to commence any Proceeding, that challenges, or that may have the effect of preventing, delaying or making illegal, the Merger or the Shareholder's ability to comply with or perform his obligations and covenants under the Transactional Agreements; and, to the Knowledge of the Shareholder, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

     4.6  Orders.

          (a) The Shareholder is not subject to any Order that relates to either Selling Company's business or to any of the assets owned or used by either Selling Company.

          (b) To the Knowledge of the Shareholder, there is no proposed Order that, if issued or otherwise put into effect, may have a material adverse effect on the ability of the Shareholder to comply with or perform any covenant or obligation under this Agreement and the other Transactional Agreements.

     4.7  No Brokers.

     The Shareholder nor any Person acting on his behalf has negotiated with any finder, broker, intermediary or any similar Person in connection with the Merger.

     4.8  Tax Matters.

     None of the employee compensation received by the Shareholder or any employees of either Selling Company is or will be separate consideration for, or allocable to, any of their shares of the Selling Companies Common Stock to be surrendered in the Merger. None of the Razorfish Common Stock received by the Shareholder will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. Any compensation paid or to be paid to the Shareholder as an employee or in connection with the provision of advisory services for the Selling Companies, the Company, Razorfish or any affiliate thereof after the Merger will be determined by bargaining at arm's length.

                                  ARTICLE V.

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND RAZORFISH

     The Company and Razorfish hereby represent and warrant to the Selling Companies and the Shareholder as of the date hereof and as of the Closing, except as disclosed in the Disclosure Schedule provided by Razorfish and attached hereto (the "Razorfish Disclosure Schedule"):

     5.1  Organization; Good Standing.

          (a) Razorfish is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. Razorfish has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

          (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. The Company has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

     5.2  Razorfish Common Stock.

     The Razorfish Common Stock to be issued to the Shareholder, when issued in connection with this Agreement and the other Transactional Agreements, will be duly authorized, validly issued and nonassessable, and will be listed on the NASDAQ National Market.

     5.3  Authority; Binding Nature of Agreements.

          (a) The execution, delivery and performance of this Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by Razorfish or the Company, as the case may be, in connection herewith have been duly authorized by all necessary action on the part of Razorfish and the Company and their respective boards of directors and shareholders or stockholders.

          (b) This Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by Razorfish and the Company each constitute the legal, valid and binding obligation of Razorfish and the Company, enforceable against Razorfish and the Company in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

          (c) There is no pending Proceeding, and, to Razorfish's Knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or Razorfish's or the Company's ability to comply with or perform its obligations and covenants under the Transactional Agreements, and, to the Knowledge of Razorfish, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

     5.4  Non-Contravention; Consents.

     The execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Merger, by Razorfish and the Company will not, directly or indirectly (with or without notice or lapse of time):

          (a)  contravene, conflict with or result in a material violation of
(i) Razorfish and the Company's Certificate (or Articles) of Incorporation or Bylaws, or (ii) any resolution adopted by Razorfish and the Company Board or any committee thereof or the stockholders of Razorfish and the Company;

          (b) to the Knowledge of Razorfish and the Company, contravene, conflict with or result in a material violation of, or give any Governmental Body the right to challenge the Merger or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which Razorfish and the Company or any material assets owned or used by it are subject;

          (c) to the Knowledge of Razorfish and the Company, cause any material assets owned or used by Razorfish and the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

          (d) to the Knowledge of Razorfish and the Company, contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Razorfish or the Company or any of their respective employees or that otherwise relates to Razorfish and the Company's business or to any of the material assets owned or used by Razorfish and the Company;

          (e) contravene, conflict with or result in a material violation or material breach of, or material default under, any Contract to which Razorfish or the Company is a party;

          (f) give any Person the right to any payment by Razorfish or the Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Razorfish or the Company in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Merger; or

          (g) result in the imposition or creation of any material Encumbrance upon or with respect to any material asset owned or used by Razorfish and the Company.

     Except as contemplated in this Agreement and the other Transactional Agreements, Razorfish and the Company will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of the Merger.

     5.5  Finders and Brokers.

          (a) Neither Razorfish or the Company nor any Person acting on behalf of Razorfish or the Company has engaged any finder, broker, intermediary or any similar Person in connection with the Merger.

          (b) Neither Razorfish nor the Company has entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Merger is consummated.

     5.6  Reports and Financial Statements; Absence of Certain Changes.

          (a) Razorfish has filed an amended Registration Statement on Form S-1 dated April 26, 1999 and all reports required to be filed with the SEC pursuant to the Exchange Act, if any, since its initial public offering on April 26, 1999 (such registration statement, each related prospectus and all such reports, including those to be filed prior to the Closing Date, collectively, the "Razorfish SEC Filings"), and has previously furnished or made available to the Company true and complete copies of all the Razorfish SEC Filings filed, if any, with respect to periods ending after April 26, 1999 (including any exhibits thereto) and will promptly deliver to the Company any Razorfish SEC Filings filed between the date hereof and the Effective Time. All of such Razorfish SEC Filings complied at the time they were filed in all material respects with applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of such Razorfish SEC Filings, as of their respective dates (as amended through the date hereof), contained or, with respect to Razorfish SEC Filings filed after the date hereof, will contain any untrue statement of a material fact or omitted or, with respect to Razorfish SEC Filings filed after the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Razorfish included in the Razorfish SEC Filings comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of Razorfish, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of Razorfish as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the Razorfish SEC Filings comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of Razorfish, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and
(iii) present fairly the financial position of Razorfish as of the dates thereof and the results of operations and cash flows (or changes in financial condition) in all material respects for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The foregoing representations and warranties shall also be deemed to be made with respect to all filings made with the SEC on or before the Effective Time.

          (b) Except as specifically contemplated by this Agreement or reflected in the Razorfish SEC Filings, since March 31, 1999 there has not been
(i) any change or event having a material adverse effect on Razorfish, (ii) any declaration setting aside or payment of any dividend or distribution with respect to the common stock of Razorfish, or (iii) any material change in Razorfish's accounting principles, procedures or methods.

     5.7  Compliance with Applicable Law.

     Except as disclosed in the Razorfish SEC Filings filed prior to the date of this Agreement, Razorfish holds all Governmental Authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of Razorfish is not being conducted in violation of, any Governmental Authorization applicable to Razorfish, except to the extent that the failure or violation would not in the aggregate have a material adverse effect.

     5.8  Complete Copies of Requested Reports.

     Razorfish has delivered or made available (through public sources or directly) true and complete copies of each document that has been reasonably requested by the Company or its counsel in connection with their legal and accounting review of Razorfish.

     5.9  Full Disclosure.

          (a) Neither this Agreement (including all Schedules and Exhibits hereto) nor any of the Transactional Agreements contemplated to be executed and delivered by Razorfish or the Company in connection with this Agreement contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Prospectus is accurate and complete in all material respects.

          (b) The Information Statement, Application and Notice of Hearing, as to information regarding Razorfish and the Company, and as of the respective dates thereof, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein in light of the circumstances under which they were made not misleading.

     5.10  Tax Status of the Merger.

          (a) Prior to the Merger and at the Effective Time, Razorfish will be in "control" of the Company within the meaning of Section 368(c) of the Code. Neither Razorfish nor the Company has any plan or intention to, and will not (to the extent it would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code), cause the Company to issue additional shares of stock after the Merger, or take any other action that would result in Razorfish losing control of the Company for purposes of the Merger qualifying as a reorganization within the meaning of Section 368 of the Code.

          (b) Except for (i) repurchases or redemptions of Razorfish Common Stock that are consistent with past practices and purchase programs that were not created or modified in connection with the Merger, (ii) possible repurchases of unvested shares of employees or consultants in connection with the termination of their services, and (iii) possible reacquisitions of Razorfish Common Stock pursuant to the Escrow Agreement, neither Razorfish nor or any "related person" of Razorfish (within the meaning of Treasury Regulations
Section 1.368-1(e)(3)) has any plan or intention to, and will not (to the extent it would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code), repurchase or redeem any of the Razorfish Common Stock to be issued in the Merger in exchange for shares of Fuel Common Stock and Tonga Common Stock.

          (c) Razorfish has no plan or intention to, and will not (to the extent it would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code), liquidate the Company; to merge the Company with Razorfish or into any other corporation; or to sell, distribute or otherwise dispose of the capital stock or assets of the Company.

          (d) Following the Merger, the Company will continue the historic business of each of the Selling Companies or use a significant portion of each of the Selling Companies' historic business assets in a business for purposes of applying Section 1.368-1(d) of the Treasury Regulations to the Merger.

          (e) Except as provided in Section 15.1, each of the Selling Companies and the Shareholder will pay any of its own expenses incurred in connection with the Merger.

          (f) There is no intercorporate indebtedness existing between the Company and either Selling Company that was issued, was acquired, or will be settled at a discount.

          (g) Neither Razorfish nor the Company is under the jurisdiction of a court in a "title 11 or similar case," within the meaning of Section 368(a)(3)(A) of the Code. Neither Razorfish nor the Company is an investment company for purposes of Section 368(a)(2)(F) of the Code.

          (h)  No stock of the Company will be issued in the Merger.

          (i) None of the employee compensation received by the Shareholder or any employees of either Selling Company is or will be separate consideration for, or allocable to, any of their shares of the Selling Companies Common Stock to be surrendered in the Merger. None of the Razorfish Common Stock received by the Shareholder will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. Any compensation paid or to be paid to the Shareholder as an employee or in connection with the provision of advisory services for the Selling Companies, the Company, Razorfish or any affiliate thereof after the Merger will be determined by bargaining at arm's length.

                                  ARTICLE VI.

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties included or provided for in this Agreement or in any schedule or certificate or other document delivered pursuant to this Agreement, and the covenants of the Selling Companies and the Shareholder set forth in Sections 7.17 and 7.19, will survive the Closing Date for a period of two (2) years; provided, however, that the representations and
                               --------
warranties given under Sections 3.1, 3.3, 4.1, 5.1 and 5.3 shall survive indefinitely, and the representations and warranties given under Sections 3.14, 3.17, 3.24, 4.8 and 5.10 shall survive until the expiration of the applicable statutes of limitations. No claim may be made by any party hereto under this
Article VI unless written notice of the claim is given within the applicable periods specified above; provided, however, that the foregoing limitation
                         --------
periods will not apply to any fraudulent breach, representation or warranty actually known to any party before the Closing Date.

                                 ARTICLE VII.

                 COVENANTS OF SELLING COMPANIES AND SHAREHOLDER

     7.1  Access and Investigation.

     Each of the Selling Companies and the Shareholder shall ensure that, at all times during the Pre-Closing Period:

          (a) Each of the Selling Companies and its Representatives provide Razorfish and its Representatives with access, at reasonable times and with reasonable notice from Razorfish to the Selling Companies, to all of the Selling Companies' premises and assets, to all existing books, records, Tax Returns, work papers and other documents and information relating to the Selling Companies, and to responsible officers and employees of the Selling Companies, and the Selling Companies and its Representatives shall provide Razorfish and its Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Selling Companies as Razorfish may reasonably request in good faith;

          (b) Each of the Selling Companies and its Representatives compile and provide Razorfish and its Representatives with such additional financial, operating and other data and information regarding the Selling Companies as Razorfish may reasonably request in good faith; and

          (c) Each of the Selling Companies and its Representatives confer regularly (not less than semi-monthly and as Razorfish may otherwise request) with Razorfish concerning operational matters and otherwise report regularly (not less than semi-monthly and as Razorfish may otherwise request) to Razorfish and discuss with Razorfish and its Representatives concerning the status of the Selling Companies' business, condition, assets, liabilities, operations, financial performance and prospects, and promptly notify Razorfish of any material change in the Selling Companies' business, condition, assets, liabilities, operations, financial performance or prospects, or any event reasonably likely to lead to any such change.

     7.2  Operation of Business.

     Except as set forth in Part 7.2, each of the Selling Companies and the
                            --------
Shareholder shall ensure that, during the Pre-Closing Period, without the Consent of Razorfish, which Consent shall not be unreasonably withheld or delayed:

          (a) Except as contemplated hereby, each of the Selling Companies conducts its operations exclusively in the Ordinary Course of Business and does not enter into any transaction or take any other action outside the Ordinary Course of Business;

          (b) Each of the Selling Companies uses commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Selling Companies;

          (c) Each of the Selling Companies keeps in full force all insurance policies identified in Part 3.18 of the Selling Companies Disclosure Schedule;
                       ---------

          (d) Each of the Selling Companies promptly notifies Razorfish in writing of any inquiry, proposal or offer from any Person relating to any Acquisition Proposal;

          (e) Neither Selling Company declares, accrues, sets aside or pays any dividend or makes any other distribution in respect of any shares of capital stock, other than to the Shareholder in accordance with past practice, nor repurchases, redeems or otherwise reacquires any shares of capital stock or other securities;

          (f) Neither Selling Company sells or otherwise issues (or grants any warrants, options or other rights to purchase) any shares of capital stock or any other securities;

          (g) Neither Selling Company amends its Articles of Incorporation or Bylaws, nor effects or becomes a party to any transaction related to an Acquisition Proposal or any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (h) Neither Selling Company forms any subsidiary or acquires any equity interest or other interest in any other Entity;

          (i) Neither Selling Company establishes or adopts any Employee Benefit Plan, nor pays any bonus or makes any profit sharing or similar payment to, or increases the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

          (j) Neither Selling Company changes any of its methods of accounting or accounting practices in any respect;

          (k)  Neither Selling Company makes any Tax election;

          (l) Neither Selling Company commences any Proceeding, other than collection matters in the Ordinary Course of Business;

          (m) Neither Selling Company (i) acquires, disposes of, transfers, leases, licenses, mortgages, pledges or encumbers any fixed or other assets, other than in the Ordinary Course of Business; (ii) incurs, assumes or prepays any indebtedness, Liability or obligation or any other liabilities or issue any debt securities, other than in the Ordinary Course of Business; (iii) assumes, guarantees, endorses or otherwise becomes liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than in the Ordinary Course of Business; or (iv) makes any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business;

          (n) Each Selling Company pays all debts and Taxes, files all Selling Companies Returns (as provided herein) and pays or performs all other obligations, when due;

          (o) Neither Selling Company transfers to any Person any material Proprietary Asset, other than in the Ordinary Course of Business;

          (p) Neither Selling Company enters into or amends any material Selling Companies Contracts pursuant to which any other Person is granted distribution, marketing or other similar rights with respect to any of its services, products or technology other than in the Ordinary Course of Business;

          (q) Neither Selling Company hires any new officer-level employee or any other employee whose total annual compensation would exceed $125,000; and

          (r) Neither Selling Company revalues any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the Ordinary Course of Business.

     7.3  Filings and Consents; Cooperation.

     Each Selling Company and the Shareholder shall use commercially reasonable efforts to ensure that:

          (a) Each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Selling Companies or the Shareholder in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Merger, is made or given as soon as possible after the date of this Agreement;

          (b) Each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Selling Companies or the Shareholder in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Merger (including each of the Consents identified in Part 3.5 of the Selling Companies Disclosure Schedule), is obtained as soon as reasonably practicable after the date of this Agreement and remains in full force and effect through the Closing Date;

          (c) Each Selling Company promptly delivers to Razorfish a copy of each filing made, each notice given and each Consent obtained by the Selling Companies during the Pre-Closing Period; and

          (d) During the Pre-Closing Period, each Selling Company and its Representatives cooperate with Razorfish and Razorfish's Representatives, and prepare and make available such documents and take such other actions as Razorfish may request in good faith, in connection with any filing, notice or Consent that Razorfish is required or elects to make, give or obtain.

     7.4  Notification; Updates to Disclosure Schedule.

          (a) During the Pre-Closing Period, each Selling Company and the Shareholder shall promptly notify Razorfish in writing of:

               (i) the discovery by the Selling Companies or the Shareholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by the Selling Companies or the Shareholder in this Agreement; and

               (ii) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article IX or
     Article X impossible or unlikely.

          (b) If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 7.4(a) requires any material change in the Selling Companies Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Selling Companies Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then the Selling Companies shall promptly deliver to Razorfish an update to the Selling Companies Disclosure Schedule specifying such change (a "Disclosure Schedule Update").

          (c) Upon delivery of any Disclosure Schedule Update during the Pre-Closing Period, Razorfish shall have the sole and exclusive right to:

               (i) terminate this Agreement and abandon the merger upon written notice to the Selling Companies; or

               (ii) elect to continue to be bound to the terms and conditions of this Agreement and proceed toward completion of the merger, subject to such adjustment to the Merger Consideration as is mutually agreed upon by the parties based upon the exposure or cost of the material change set forth in the Disclosure Schedule Update.

          (d) Fuel will promptly update any relevant and material information provided to Razorfish after the date hereof pursuant to the terms of this Agreement.

     7.5  Payment of Indebtedness by Related Parties.

     Except as otherwise provided in Part 3.19 of the Selling Companies
                                     ---------
Disclosure Schedule, the Selling Companies shall cause all indebtedness and other Liabilities of each Related Party to the Selling Companies to be discharged and paid in full at or prior to the Closing.

     7.6  No Negotiation or Solicitation.

     Each of the Selling Companies and the Shareholder shall ensure that neither the Selling Companies nor any of the Selling Companies' Representatives directly or indirectly, from the date hereof until the earlier of termination of this Agreement or consummation of the Merger, (a) initiate, solicit or encourage, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or (b) consider the merits or engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with, any person other than a party hereto or their Representatives relating to, any (i) acquisition, (ii) tender offer (including a self-tender offer), (iii) exchange offer, (iv) merger, (v) consolidation, (vi) acquisition of beneficial ownership of (or the right to vote securities representing) any securities of the Selling Companies, or any rights to acquire, or other instruments convertible into, securities of the Selling Companies,
(vii) dissolution, (viii) business combination, (ix) purchase of all or any significant portion of the assets or any division of (or any equity interest in) the Selling Companies or any subsidiary, or (x) any similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). Fuel will notify Razorfish in writing (as promptly as practicable) if any such Acquisition Proposals (including the identity of the persons making such proposals and the terms of such proposals) are received and furnish to Razorfish a copy of any written proposal relating thereto.

     7.7  Efforts to Complete Merger.

     During the Pre-Closing Period, each of the Selling Companies shall use commercially reasonable efforts to file the Application no later than July 22, 1999 and to cause the conditions set forth in Article IX and Article X to be satisfied on a timely basis and so that the Closing can take place on or before August 27, 1999 or as soon thereafter as is reasonably practical, in accordance with Section 2.7, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of the Selling Companies or the Shareholder set forth in this Agreement becoming untrue, or in any of the conditions of Closing set forth in Article IX or Article X not being satisfied.

     7.8  Confidentiality; Publicity.

     Each of the Selling Companies and the Shareholder shall use their commercially reasonable efforts to ensure that, during the Pre-Closing Period:

          (a) The Selling Companies and their respective Representatives keep strictly confidential the existence and terms of this Agreement and, not in any way limiting the generality of the foregoing, comply with the terms and provisions of the letter agreement by and between Razorfish and Fuel, dated as of May 27, 1999 (the "Nondisclosure Agreement"); and

          (b) neither the Selling Companies nor any of their Representatives issues or disseminates any press release or other publicity or, except for the purpose of obtaining Consent to the Merger and only after obtaining Razorfish's prior consent, otherwise makes any disclosure of any nature (to any of the Selling Companies' suppliers, customers, landlords, creditors or employees or to any other Person) regarding the Merger;

except in each case to the extent that the Selling Companies are required by law to make any such disclosure regarding such transactions or as separately agreed by the parties; provided, however, that if the Selling Companies are required by
                --------  -------
law to make any such disclosure, the Selling Companies advise Razorfish, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

     7.9  FIRPTA Certification.

     Each of the Selling Companies shall furnish to Razorfish on or within thirty days prior to the Closing Date certification in the form required by Treasury Regulation (S) 1.1445-2(c)(3) that the stock of such Entity is not a U.S. real property interest. In addition, simultaneously with delivery of such certification, each of the Selling Companies shall have provided Razorfish, as agent for the Selling Companies, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Razorfish to deliver such notice form to the Internal Revenue Service on behalf of the Selling Companies upon the Closing of the Merger.

     7.10  Takeover Statutes.

     If any Takeover Statute shall become applicable to the Merger, the Selling Companies and the members of the Board of the Selling Companies shall grant such approvals and take such actions as are necessary so that the Merger may be commenced as promptly as practicable in the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the Merger.

     7.11  Supplier Information.

     Promptly following the date hereof, the Selling Companies shall provide Razorfish with a written statement that accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that received more than $50,000 from the Selling Companies in the fiscal year ended December 31, 1998 or the period from January 1, 1999 to March 30, 1999 (on an annualized basis), other than amounts paid to employees or consultants and described in Part 3.11 of the Selling Companies Disclosure
                             ---------
Schedule.

     7.12  Selling Companies Accruals and Reserves.

     Prior to the Closing Date, the Selling Companies shall review and, to the extent determined necessary or advisable and requested in writing by Razorfish, consistent with GAAP, modify and change its accrual, reserve and provision policies and practices to (a) reflect the Surviving Corporation's plans with respect to the conduct of the Selling Companies' business following the Merger and (b) make adequate provision for the costs and expenses relating thereto so as to be applied consistently on a mutually satisfactory basis with those of Razorfish. The parties agree to cooperate in preparing for the implementation of the adjustments contemplated by this Section 7.12. The parties further agree that no such modifications or changes made at the written request of Razorfish shall constitute a breach of any obligation or representation or warranty or covenant of the Selling Companies hereunder by virtue of the Selling Companies' compliance with such Razorfish request or by virtue of the Selling Companies making such changes.

     7.13  Final Tax Returns.

          (a) At the Company's expense not to exceed $7,500, the Shareholder shall cause each of the Selling Companies' accountants to prepare, and the Shareholder shall timely file, all of the Selling Companies' IRS Form 1120S and any comparable state and local tax returns for all tax periods of the Selling Companies ended or ending on or before the Closing Date (the "Final Income Tax Returns"); provided, however, that the Shareholder shall be responsible
           --------  -------
for and shall pay when due all amounts owed on the Final Income Tax Returns. Razorfish shall cause the Company and the Selling Companies to cooperate as reasonably requested by the Shareholder in the preparation of the Final Income Tax Returns. The Final Income Tax Returns shall be prepared in a manner consistent with previously filed Selling Companies Returns; provided that in all events the Final Income Tax Returns shall be prepared in a manner consistent with applicable law. The Shareholder shall send a copy of all Final Income Tax Returns to Razorfish for its review and comment and, if required, appropriate execution, at least fifteen (15) days prior to the filing thereof.

          (b) Except as provided in Section 7.13(a), Razorfish shall be responsible for the filing of all Tax Returns for the Selling Companies due on or after the Closing and any payment due thereon. Such Tax Returns shall be prepared in a manner consistent with previously filed Selling Companies Returns; provided that in all events the Tax Returns for the Selling Companies shall be prepared in a manner consistent with applicable law.

          (c) Razorfish, the Company and their affiliates (including, following the Closing, the Selling Companies) shall not file or permit to be filed any amendment to any Tax Return of the Selling Companies for any period ending on or before or including the Closing Date, without the prior written consent of the Shareholder, not to be unreasonably withheld.

          (d) Nothing in this Section 7.13 shall be deemed to reduce any party's indemnification obligations under Article XII hereof.

     7.14  Federal Income Tax Reporting.

     Each of the Selling Shareholders and the Shareholder agree to report the Merger as a "reorganization," within the meaning of Section 368(a) of the Code.

     7.15  Termination of Employment Agreements.

     Prior to or on the Closing Date, each of the Selling Companies shall at the request of Razorfish cause the termination of any employment agreement between the Selling Companies and their respective officers and employees which provides for (i) employment on an other than at-will basis or (ii) a contractual right to compensation or other payment on termination, in each case in such a manner that the Selling Companies will not be required to bear any Liability, before or after the Closing, with respect to "excess parachute payments" within the meaning of Section 280G of the Code.

     7.16  Approval of Agreement.

     The Selling Companies and the Shareholder shall ensure that during the Pre-Closing Period each of the Selling Companies approves or adopts, as applicable, as promptly as practicable after the date hereof, by all necessary further action of their respective Boards, and shall use commercially reasonable efforts to ensure that the Shareholder approves or adopts, as applicable, this Agreement and the other Transactional Agreements to which the Selling Companies are a party. In furtherance, and not in limitation, of the foregoing:

          (a) As promptly as practicable after the execution of this Agreement, Razorfish shall file with the Commissioner the Application for the Permit and request for a Fairness Hearing for review by the Department of Corporations.
The Selling Companies shall assist in the preparation of the Application, including the Notice of Hearing, by providing pertinent information concerning the Selling Companies for inclusion therein and by reviewing and commenting on drafts of the documents supplied to the Selling Companies by Razorfish. Following clearance from the Commissioner to do so, Razorfish will cause the Notice of Hearing to be mailed to the Shareholder at the address provided by the Selling Companies.

          (b) After the signing of this Agreement, the Selling Companies will prepare a Notice of Hearing and an Information Statement (the "Information Statement"). Following clearance from the Commissioner to do so, the Selling Companies will use their commercially reasonable efforts to cause the Information Statement to be mailed to the Shareholder in connection with obtaining the approval of the Shareholder of this Agreement and the other Transactional Agreements to which the Selling Companies are a party.

          (c) The Selling Companies will cooperate fully with respect to all reasonable requests by Razorfish to facilitate the mailing of the Notice of Hearing and the Information Statement. The Selling Companies shall furnish Razorfish with all information concerning the Selling Companies, its capital stock, the Shareholder and other matters, and shall take all other actions, as Razorfish may reasonably request in connection with the Information Statement, Notice of Hearing, Application and Permit. Whenever the Selling Companies obtain any

Knowledge of any event which should be set forth in an amendment or a supplement to the Information Statement, Notice of Hearing or Application, the Selling Companies will promptly inform Razorfish and will cooperate in mailing to the Shareholder such amendment or supplement.

          (d) On or prior to the mailing of the Information Statement, each of the Selling Companies, acting through its respective Boards, shall, in accordance with all applicable Legal Requirements and such Selling Company's Articles of Incorporation and Bylaws (i) promptly and duly call, give notice to, convene and hold as soon as practicable a meeting (or solicit an action by written consent in lieu thereof) of its shareholders for the purpose of voting to approve and adopt this Agreement and the other Transactional Agreements to which such Selling Company is a party, and (ii) recommend approval and adoption of this Agreement and the other Transactional Agreements to which such Selling Company is a party by the shareholders of such Selling Company, and to include in the Information Statement such recommendation, and take all lawful action to solicit such approval. The timing and procedures of such meeting (or consent solicitation) shall be subject to the reasonable approval of Razorfish and shall be completed as promptly as practicable after the issuance of the Permit following the Fairness Hearing and after the solicitation of shareholder proxies following the issuance of the Permit.

     7.17  Year 2000 Compliance.

          On or before the Closing Date, (i) the Selling Companies shall deliver to Razorfish a complete list of all software and hardware (including without limitation telephone and voice mail systems) and other assets owned, licensed or leased by the Selling Companies that, to the Knowledge of either of the Selling Companies, may not be or are not Year 2000 Compliant (the "Non-Year 2000 Compliant Assets"), (ii) the Selling Companies will provide to the licensors, lessors and sellers of the Non-Year 2000 Compliant Assets questionnaires, in a form reasonably requested by Razorfish, in a good-faith effort to determine whether or not the Non-Year 2000 Compliant Assets are Year 2000 Compliant and, to the extent any Non-Year 2000 Compliant Assets are not Year 2000 Compliant, what remedial actions are necessary to be performed in order to cause any such Non-Year 2000 Compliant Assets to become Year 2000 Compliant and (iii) the Selling Companies shall deliver to Razorfish any information provided to the Selling Companies in response to any such questionnaire. The term "Year 2000 Compliant" as used herein means that (i) each such technology, equipment or system, on dates on and after January 1, 2000 (the "Millennial Dates"), will calculate any information dependent on or relating to dates on or after January 1, 2000 in the same manner, and with the same functionality, data integrity and performance, as such technology, equipment or system records, stores, processes, calculates and presents calendar dates on or before any Millennial Date, and
(ii) the Millennial Dates will not adversely affect the operation of such technology, equipment or system with respect to date-dependent data or computations, output, or other routines or functions.

     7.18  Release.

          On or before the Closing Date, the Selling Companies shall obtain the release and waiver of any and all of Gretchen Humbert's rights to an equity interest in the Selling Companies as disclosed in Part 3.3(b)(iii) of the Selling Companies Disclosure Schedule.

     7.19  Insurance.

          (a) On or before the Closing Date, Fuel shall have delivered each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, either Selling Company, including the following information (the "Insurance Schedule"):

               (i) the name of the insurance carrier that issued such policy and the policy number of such policy;

              (ii) whether such policy is a "claims made" or an "occurrences" policy;

              (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements);

              (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and

              (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

The Insurance Schedule shall also identify (1) each pending application for insurance that has been submitted by or on behalf of either Selling Company, and
(2) each self-insurance or risk-sharing arrangement affecting either Selling Company or any of its assets.

          (b) On or before the Closing Date, Fuel shall have delivered to Razorfish copies of all of the insurance policies identified in the Insurance Schedule (including all renewals thereof and endorsements thereto) and binders relating thereto.

          (c) Each of the policies identified in the Insurance Schedule shall be in full force and effect. All of the information contained in the applications submitted in connection with said policies shall be (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies shall have been paid in full on a timely basis. The Selling Companies shall have paid all premiums due, and have otherwise performed all of their obligations necessary to keep such policies in force, under each policy to which either Entity is a party or that provides coverage to either Entity or any of their respective directors or officers in connection with their performance of services to either Selling Company.

          (d) There shall be no pending claim under or based upon any of the policies identified in the Insurance Schedule, and, to each Selling Company's Knowledge, no event shall have occurred, and no condition or circumstance shall exist, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

          (e)  Neither Selling Company shall have received:

               (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in the Insurance Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; or

               (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in the Insurance Schedule.

                                 ARTICLE VIII.

                             COVENANTS OF RAZORFISH

     8.1  Access and Investigation.

     Razorfish and its Representatives will, at all times during the Pre-Closing Period, provide the Selling Companies and their Representatives with access, at reasonable times and with reasonable notice from the Selling Companies to Razorfish, to such financial and business records as they may reasonably request in relation to Razorfish and the Company.

     8.2  Notification.

     During the Pre-Closing Period, Razorfish shall promptly notify the Selling Companies in writing of:

          (a) the discovery by Razorfish of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by Razorfish in this Agreement;

          (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of the Selling Companies) and that would cause or constitute a Breach of any representation or warranty made by Razorfish or the Company in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

          (c) any breach of any covenant or obligation of Razorfish or the Company; and

          (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article IX or Article X impossible or unlikely.

     8.3  Filings and Consents; Cooperation.

     Razorfish and the Company shall use commercially reasonably efforts to ensure that:

          (a) Each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Razorfish in connection with the execution and delivery of any of the Transactional Agreement, or in connection with the consummation or performance of the Merger, is made or given as soon as possible after the date of this Agreement;

          (b) Each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Razorfish in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Merger, is obtained as soon as reasonably practicable after the date of this Agreement and remains in full force and effect through the Closing Date;

          (c) Razorfish promptly delivers to the Selling Companies a copy of each filing made, each notice given and each Consent obtained by Razorfish during the Pre-Closing Period; and

          (d) During the Pre-Closing Period, Razorfish and its Representatives cooperate with the Selling Companies and the Selling Companies' Representatives, and prepare and make available such documents and take such other actions as Selling Companies may request in good faith, in connection with any filing, notice or Consent that the Selling Companies are required or elects to make, give or obtain.

     8.4  Efforts to Complete Merger.

     During the Pre-Closing Period, Razorfish shall use its commercially reasonable efforts to file the Application no later than July 22, 1999 and to cause the conditions set forth in Article IX and Article X to be satisfied on a timely basis and so that the Closing can take place on or before August 27, 1999 or as soon thereafter as is reasonably practicable, in accordance with Section 2.7, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties or Razorfish set forth in this Agreement becoming untrue or in any of the conditions of closing set forth in Article IX or Article X not being satisfied.

     8.5  Confidentiality; Publicity.

     Razorfish shall use its commercially reasonable efforts to ensure that, during the Pre-Closing Period:

          (a) Razorfish and its Representatives keep strictly confidential the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the Merger and, not in any way limiting the generality of the foregoing, comply with the terms and provisions of the Nondisclosure Agreement; and

          (b) neither Razorfish nor any of its Representatives issues or disseminates any press release or other publicity or, except for the purpose of obtaining Consents to the Merger and only after obtaining the Selling Companies' prior consent, otherwise makes any disclosure of any nature (to any of the Selling Companies' suppliers, customers, landlords, creditors or employees or to any other Person) regarding the Merger;

except, in each case, to the extent that Razorfish is required by law to make any such disclosure regarding the Merger or as otherwise agreed by the parties; provided, however, that if Razorfish
- --------  -------
is required by law to make any disclosure regarding the Merger, Razorfish advises Selling Companies in writing, at least five business days before making such disclosure, if reasonably practical, of the nature and content of the intended disclosure.

Notwithstanding the foregoing, Razorfish and Selling Companies shall cooperate to make a joint announcement and issue a press release with respect to the execution of this Agreement at or promptly following the execution hereof.

                                  ARTICLE IX.

                CLOSING CONDITIONS OF RAZORFISH AND THE COMPANY

     Razorfish and the Company's obligations to effect the Closing and consummate the Merger are subject to the satisfaction of each of the following conditions:

     9.1  Accuracy of Representations and Warranties.

     The representations and warranties of the Shareholder and the Selling Companies in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct on and as of the Closing and the Shareholder and the Selling Companies shall have performed in all material respects all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

     9.2  Additional Conditions to Closing.

          (a) This Agreement and the Merger shall have been approved and adopted by the favorable vote of a majority of the shares of the outstanding capital stock of each of the Selling Companies entitled to vote thereon at a shareholders meeting at which a quorum is present in accordance with Legal Requirements.

          (b) This Agreement and the Merger shall have been approved and adopted by the favorable vote of a majority of the shares of the outstanding capital stock of each of the Selling Companies entitled to vote thereon at a shareholders meeting at which a quorum is present in accordance with Legal Requirements.

          (c) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Agreement of Merger with the Secretary of State of California, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Body which are necessary for the consummation of the Merger, other than those the failure to obtain which would not materially adversely affect the consummation of the Merger or in the aggregate have a material adverse effect on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

          (d) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon Razorfish or its subsidiaries or the Selling Companies), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable the consummation of the Merger.

     9.3  Performance of Agreements.

     The Selling Companies or the Shareholder, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by the Selling Companies or the Shareholder, as the case may be, pursuant to this Agreement, except as Razorfish has otherwise consented in writing.

     9.4  Compliance with Agreements.

     All of the other covenants and obligations that the Selling Companies or the Shareholder are required to comply with or to perform pursuant to this Agreement or any other Transactional Agreement at or prior to the Closing (considered collectively) shall have been duly complied with and performed in all material respects.

     9.5  Consents.

     Each of the Consents identified or required to have been identified in Part
                                                                            ----
3.5 of the Selling Companies Disclosure Schedule shall have been obtained and
- ---
shall be in full force and effect, other than those Consents the absence of which shall not have a material adverse effect on the Company or Razorfish. In addition, Razorfish shall have received (i) a consent and estoppel agreement, in form and substance reasonably satisfactory to Razorfish, executed by the landlord with respect to Fuel's lease of the premises in the building located at 150 Pico Boulevard, Santa Monica, California (the "Premises"), and (ii) a Non-Disturbance and Attornment Agreement, in form and substance reasonably satisfactory to Razorfish, executed by the landlord of the Premises and the beneficiary under the deed of trust encumbering the real property on which the Premises is located.

     9.6  No Material Adverse Change.

     There shall not have been any material adverse change in the Selling Companies' business, condition, assets, liabilities, operations or financial performance (taken together) since the date of this Agreement.

     9.7  Selling Companies Closing Certificates.

     In addition to the documents required to be received under this Agreement, Razorfish and the Company shall also have received the following documents:

          (a) the opinion letter from Gibson Dunn & Crutcher LLP, counsel to the Selling Companies, dated the Closing Date, in the form attached as Exhibit
                                                                       -------
C;
- -

          (b) a certificate (the "Selling Companies Closing Certificate"), dated the Closing Date, duly executed by each Selling Company and the Shareholder, certifying that (A) each of the representations and warranties made by the Selling Companies or any Shareholder in this Agreement and in the other Transactional Agreements was accurate in all material respects as of the date of the applicable Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that the Selling Companies or the Shareholder is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Article IX has been satisfied in all respects;

          (c) copies of resolutions of each Selling Company, certified by a Secretary, Assistant Secretary or other appropriate officer of each Entity, authorizing the execution, delivery and performance of the Transactional Agreements and the Merger, and copies of resolutions of the meeting of shareholders of each Selling Company (or written consent in lieu thereof), certified by a Secretary, Assistant Secretary or other appropriate officer of each Selling Company, authorizing the execution, delivery and performance of the Transactional Agreements and the Merger;

          (d)  good standing certificates for the State of California; and

          (e) such other documents as Razorfish may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Selling Companies or the Shareholder, (ii) evidencing the compliance by the Selling Companies, or the performance by the Selling Companies of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Article X or this Article IX, or (iv) otherwise facilitating the consummation or performance of the Merger.

     9.8  Litigation

     Since the date of this Agreement, there shall not have been commenced or threatened against Razorfish, or against any Person affiliated with Razorfish, any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, the Merger, or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Transactional Agreements or having a material adverse effect on the Selling Companies.

     9.9  Assertion of Rights.

     No Person shall have made or threatened any claim asserting that such Person (i) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of the Selling Companies, or (ii) may be entitled to all or any portion of the consideration to be issued in connection with the Merger pursuant to this Agreement.

     9.10  No Violation.

     Neither the consummation nor the performance of the Merger or any of the Transactional Agreements will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Razorfish or any Person affiliated with Razorfish to suffer any material adverse consequence under (i) any applicable Legal Requirement or Order or (ii) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

     9.11  Transactional Agreements.

     Each Person (other than Razorfish and the Company) shall have executed and delivered prior to or on the Closing Date all Transactional Agreements to which it is to be a party.

     9.12  Proprietary Information Agreements.

     Each of the Selling Companies' employees and consultants as requested by Razorfish shall have entered into a Proprietary Information and Inventions Agreement substantially in the form of Exhibit D hereto or such other form as
                                       ---------
shall have been provided to and approved by Razorfish.

     9.13  Termination of Employment Agreements.

     Each of the employment agreements between the Selling Companies and their respective officers and employees which provides for (i) employment on an other than at-will basis or (ii) a contractual right to compensation on termination shall have been terminated if so requested by Razorfish, as required by this Agreement, and Razorfish shall be satisfied in its reasonable discretion that there are no Selling Companies' employee benefit plans, arrangements, agreements or understandings that would, whether upon the closing of the Merger or otherwise in connection with the Merger (including after the passage of time and the taking of any action such as the termination of an employee), constitute "excess parachute payments" within the meaning of Section 280G of the Code.

     9.14  Employment Agreements.

          (a) Seth Epstein shall have entered into an employment agreement, effective as of the Closing, with the Company on substantially the terms set forth in Exhibit E hereto.
         ---------

          (b) Each other Key Employee of the Selling Companies shall have entered into an employment agreements with the Company on terms satisfactory to the Company in substantially the form attached hereto as Exhibit F.
                                                         ---------

     9.15  Affiliate Letter.

     The Shareholder shall have executed and delivered an Affiliate Letter in the form attached hereto as Exhibit H.
                            ---------

     9.16  Fuel/Tonga Tradenames and Trademarks.

     The Shareholder shall have assigned and transferred any and all of his rights, title and interests in and to the "Fuel" and "Tonga" trademarks, service marks and tradenames to the respective Selling Companies pursuant to an assignment agreement in form and substance reasonably satisfactory to Razorfish.

     9.17  Commissioner's Determination of Fairness.

     The Commissioner shall have approved the terms and conditions of the issuance of Razorfish Common Stock pursuant to this Agreement after the Fairness Hearing, and the Permit shall have been issued.

     9.18  Waiver of Certain Rights.

     Gretchen Humbert shall have released and waived any and all of her rights to an equity interest in the Selling Companies as disclosed in Part 3.3(b)(iii)
                                                               ----------------
of the Selling Companies Disclosure Schedule.

     9.19  Saddleback Equipment Lease.

     The Shareholder shall have assigned any and all of his rights in and to that certain equipment lease with Saddleback Financial Corporation, as amended, to the Company.

     9.20  Spousal Consent.

     The spouse of the Shareholder shall have executed a consent to this Agreement and the other Transactional Documents and the consummation of the transactions contemplated hereby and thereby, in form and substance reasonably satisfactory to Razorfish.

     9.21  Schedule Describing Tax Basis in Assets and Federal Tax Elections.

     The Shareholder shall have delivered to Razorfish a schedule setting forth, as of December 31, 1998, an accurate and complete description of each Selling Company's federal income tax basis in its assets and of each Selling Company's material federal income tax elections.

     9.22  Schedule Identifying Income Tax Returns Required to be Filed.

     The Shareholder shall have delivered to Razorfish a schedule identifying all IRS Form 1120S and comparable state and local income Tax Returns, and all sales Tax Returns, required to be filed by or on behalf of each of the Selling Companies based solely on the income, assets and operations of each of the Selling Companies prior to the Closing Date for the taxable periods ending on or including the Closing Date.

     9.23  Delivery and Acceptance of Audited Financial Statements.

     Arthur Andersen shall have delivered to Razorfish audited financial statements of each of the Selling Companies, which financial statements when delivered shall be reasonably acceptable to Razorfish, it being acknowledged and agreed that the disclosure of material Liabilities or material inaccuracies or discrepancies in the information disclosed by the Selling Companies in the Disclosure Schedule shall constitute reasonable grounds for Razorfish not to accept such audited financial statements.

                                  ARTICLE X.

        CLOSING CONDITIONS OF THE SHAREHOLDER AND THE SELLING COMPANIES

     The Shareholder's and the Selling Companies' obligations to effect the Closing and consummate the Merger are subject to the satisfaction of each of the following conditions:

     10.1  Employment Agreements.

          (a) Seth Epstein shall have entered into an employment agreement, effective as of the Closing, with the Company on substantially the terms set forth in Exhibit E hereto.
         ---------

          (b) Each other Key Employee of the Selling Companies shall have entered into an employment agreements with the Company on terms satisfactory to the Company in substantially the form attached hereto as Exhibit F.
                                                         ---------

     10.2  Accuracy of Representations and Warranties.

     The representations and warranties of the Company and Razorfish in this Agreement shall have been true and correct in all material respects as of the Closing and each of the Company and Razorfish shall have performed in all material respects all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

     10.3  Additional Conditions to Closing.

          (a) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Agreement of Merger with the Secretary of State of California, all Requisite Regulatory Approvals shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

          (b) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon Razorfish or its subsidiaries or the Selling Companies), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable the consummation of the Merger.

     10.4  Razorfish Closing Certificates.

     The Selling Companies and the Shareholder shall have received the following documents:

          (a) the opinion letter from Morrison & Foerster LLP, counsel to Razorfish, dated the Closing Date, in the form attached as Exhibit G;
                                                           ---------

          (b) a certificate (the "Razorfish Closing Certificate"), dated the Closing Date, duly executed by Razorfish and the Company, certifying that (A) each of the representations and warranties made by Razorfish and the Company in this Agreement and in the other Transactional Agreements was accurate in all material respects as of the date of the applicable Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that Razorfish or the Company is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Article X has been satisfied in all respects;

          (c) copies of resolutions of Razorfish and the Company, certified by a Secretary, Assistant Secretary or other appropriate officer of Razorfish and the Company, respectively, authorizing the execution, delivery and performance of the Transactional Agreements and the Merger, and copies of resolutions of the meeting of shareholders of the Company (or written consent in lieu thereof), certified by a Secretary, Assistant Secretary or other appropriate officer of the Company, authorizing the execution, delivery and performance of the Transactional Agreements and the Merger;

          (d) with respect to Razorfish, good standing certificates for the State of Delaware and New York, and with respect to the Company, a good standing certificate for the State of California; and

          (e) such other documents as Selling Companies may request in good faith for the purpose of (A) evidencing the accuracy of any representation or warranty made by Razorfish and the Company, (B) evidencing the compliance by Razorfish and the Company with, or the performance by Razorfish and the Company of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (C) evidencing the satisfaction of any condition set forth in this Article X, or (D) otherwise facilitating the consummation or performance of the Merger.

     10.5  Compliance with Agreements.

     All of the covenants and obligations that either Razorfish or the Company is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively) shall have been duly complied with and performed in all material respects.

     10.6  Transactional Agreements.

     Subject to the terms and conditions of this Agreement, Razorfish and the Company shall have executed and delivered prior to or on the Closing Date all Transactional Agreements to which each Person is to be a party.

     10.7  No Violation.

     Neither the consummation nor the performance of the Merger or any of the Transactional Agreements will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Shareholders to suffer any material adverse consequences under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

     10.8  No Material Adverse Change.

     There shall not have been any material adverse change in Razorfish's business, condition, assets, liabilities, operations or financial performance since the date of this Agreement; provided, however, that a decrease in the
                                  --------  -------
trading price of Razorfish Common Stock shall not of itself be considered a material adverse change.

     10.9  Performance of Agreements.

     Razorfish or the Company, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by Razorfish or the Company, as the case may be, pursuant to this Agreement, except as the Shareholder has otherwise consented in writing.

     10.10  Consents.

     Each of the Consents identified or required to have been identified in Part
                                                                            ----
5.4 of the Razorfish Disclosure Schedule shall have been obtained and shall be
- ---
in full force and effect, other than those Consents the absence of which shall not have a material adverse effect on the Company or Razorfish.

     10.11  Litigation.

     Since the date of this Agreement, there shall not have been commenced or threatened against either of the Selling Companies, or against any Person affiliated with either of the Selling Companies, any Proceeding (i)involving any challenge to, or seeking Damages or other relief in connection with, the Merger, or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Transactional Agreements or having a material adverse effect on Razorfish.

     10.12  Razorfish Stock.

     On the Closing Date, (i) Razorfish Common Stock shall be listed for trading on NASDAQ, (ii) the Average Razorfish Stock Price shall be greater than $26 per share (giving effect to any stock split or similar event) and (iii) the Merger Consideration shall have been approved for deposit, when permissible under the Affiliate Letter, in an exchange fund reasonably acceptable to the Shareholder.

     10.13  Commissioner's Determination of Fairness.

     The Commissioner shall have approved the terms and conditions of the issuance of Razorfish Common Stock pursuant to this Agreement after the Fairness Hearing, and the Permit shall have been issued.

                                  ARTICLE XI.

                               FURTHER ASSURANCES

     Each of the parties hereto agrees that it will, from time to time after the date of the Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement, including the closing conditions described in Articles IX and X.

                                 ARTICLE XII.

                                INDEMNIFICATION

     12.1  Indemnification by the Shareholder

          (a) In the event the Closing occurs, if Shareholder or either of the Selling Companies (i) breaches any of his or its representations and warranties contained in Articles III and IV herein or (ii) fails to perform or comply with any of their respective covenants and agreements set forth in this Agreement, provided that the Company or Razorfish makes a timely written claim for indemnification against the Shareholder pursuant to Article VI and Section 12.3, then the Shareholder agrees to indemnify the Company and Razorfish, and each of their directors, officers, shareholders, attorneys, representatives and agents (except for such persons who are also Shareholders), from and against any Losses incurred or paid by the Company or Razorfish to the extent such Losses arise or result from such breach or failure to perform. "Losses" shall mean all damages, awards, judgments, and amounts paid in settlement, all interest thereon, reasonable costs and expenses of investigating claims, lawsuits or arbitration and any appeal from any of the foregoing and reasonable attorneys fees incurred in connection therewith. For purposes of this
Section 12.1(a), Losses shall not include any obligations with respect to Taxes (other than Taxes arising by reason of a breach of the representations in Section 3.24, 4.8 or 5.10) attributable to periods or portions thereof beginning after the Closing Date.

          (b) The number of shares of Razorfish Common Stock to be released to Razorfish pursuant to the terms of the Escrow Agreement shall be calculated by dividing the dollar amount of the Losses incurred by the Indemnitee by the Average Razorfish Stock Price determined on the date Escrow Agent makes a payment to an Indemnitee.

     12.2  Indemnification by the Company and Razorfish

     In the event the Company or Razorfish (i) breaches or is deemed to have breached any of its representations and warranties contained in Article V herein or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, provided that the Shareholder makes a written claim for indemnification against the Company or Razorfish pursuant to Section 12.3 below, then the Company and Razorfish agree to indemnify the Shareholder from and against any Losses incurred or paid by the Shareholder to the extent such Losses arise or result from a breach by the Company or Razorfish of any representation and warranty contained in Article V or a violation of any covenant in this Agreement.

     12.3  Notification of Claims

     If any party or parties (the "Indemnified Party") reasonably believes that it is entitled to indemnification hereunder, or otherwise receives notice of the assertion or commencement of any third-party claim, action, audit or proceeding (a "Third-Party Claim"), with respect to which such other party or parties (the "Indemnifying Party") is or may be obligated to provide indemnification pursuant to Section 12.1 or 12.2 above, the Indemnified Party shall promptly give the Indemnifying Party written notice of such claim for Indemnification or Third Party Claim (an "Indemnity Claim"); provided, however, that the failure of any Indemnified Party hereunder to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent that the Indemnifying Party is prejudiced thereby. Notwithstanding the foregoing, any claim for indemnification under this Section 12 must be brought prior to the expiration of the survival period for the representation and warranty as set forth in Article
VI. The delivery of such notice of Indemnity Claim ("Claim Notice") shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder.

     12.4  Resolution of Claims

     With respect to any Indemnity Claim involving a Third-Party Claim, following prompt notification of the Indemnifying Party, the Indemnified Party shall proceed with the defense of such Third-Party Claim. During such defense proceedings, the Indemnified Party shall keep the

Indemnifying Party informed of all material developments and events relating to the proceedings. The Indemnifying Party shall have a right to be present at the negotiation, defense and settlement of such Third-Party Claim. The Indemnified Party shall not agree to any settlement of the Third-Party Claim without the consent of the Indemnifying Party, which shall not be unreasonably withheld.

     12.5  Limitations on Indemnification Obligations

     Notwithstanding anything to the contrary herein:

          (a) in no event shall the Shareholder, the Company or Razorfish be liable to the other party under any warranty or representation or any covenant of the Selling Companies or the Shareholder set forth in Sections 7.17 and 7.19 made by such party in this Agreement until the aggregate amount of liability of all claims thereunder against such party exceeds Seventy Five Thousand Dollars ($75,000) (the "Threshold"), at which point such party shall be liable for the full amount of liability for such claims, including the Threshold; and

          (b) none of the Shareholder's, on the one hand, or the Company's or Razorfish's, on the other hand, indemnification obligations under this Article XII with respect to any representation or warranty or any covenant of the Selling Companies or the Shareholder set forth in Sections 7.17 and 7.19 shall exceed Fifteen Million Dollars ($15,000,000).

     12.6  Exclusive Remedy; Set Off

          (a) The parties hereto acknowledge and agree that the foregoing indemnification provisions in this Article XII shall be the exclusive remedy of the Company, Razorfish, the Selling Companies and the Shareholder with respect to the Selling Companies and the transactions contemplated by this Agreement. Any Indemnity Claim will be net of any insurance proceeds available to the Indemnifying Party for the related losses, and of any balance sheet reserve related thereto. Under no circumstances shall the parties be liable to each other for consequential or punitive damages. Accordingly, the Shareholder agrees to waive any right of contribution or right of indemnity between the Selling Companies and the Shareholder in connection with any indemnification obligation of the Shareholder to any Indemnitee arising under the Transactional Agreements. The Shareholder further acknowledges that the waivers, acknowledgments and agreements of the Shareholder contained in this Section are an essential inducement to Razorfish in entering into this Agreement and agreeing to consummate the Merger.

          (b) In addition to any rights of setoff or other rights that any Person may have at common law or otherwise, each Person shall have the right to set off any amount that may be owed to it by the other under this Article XII against any amount otherwise payable by such Person hereunder.

                                 ARTICLE XIII.

                     RESTRICTIONS ON RAZORFISH COMMON STOCK

     13.1  Lock-Up Agreement.

          (a) The Shareholder, if requested by an underwriter of Razorfish common shares or other securities of Razorfish, shall not sell or otherwise transfer or dispose of any Razorfish common shares held by the Shareholder during the 180-day period following the effective date of Razorfish's initial public offering of securities, which date is on October 25, 1999. If requested by the underwriter, the Shareholder will reaffirm the agreement set forth in this Section 13.1 in a separate writing in a form satisfactory to such underwriter. Razorfish may impose stop-transfer instructions with respect to such Razorfish Common Stock subject to the foregoing restriction until the end of said period; provided, however, that in no event will the Shareholder be subject to such a restriction unless all of the officers and directors of Razorfish are similarly so restricted.

          (b) Notwithstanding anything in this Agreement to the contrary, in connection with any public offering of the capital stock of Razorfish (a "Follow-On Offering"), the Shareholder agrees that, if requested by the managing underwriter of the Follow-On Offering, the Shareholder shall not, directly or indirectly, sell, offer, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of, any Razorfish Stock, without the prior written consent of Razorfish and the managing underwriters of the Follow-On Offering for a period of ninety (90) days from the effective date of the registration statement under the Securities Act relating to such Follow-On Offering and to the extent otherwise permissible under the requirements for a tax-free Merger; provided,
                                                                    --------
however, that all officers and directors of Razorfish enter into similar
- -------
agreements.

                                 ARTICLE XIV.

                                  TERMINATION

     14.1  Termination.

     This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the Shareholder or the Selling Companies:

          (a) by mutual written consent of Razorfish and the Company and the Selling Companies;

          (b) by Razorfish if (i) there is a material breach of any covenant or obligation of the Selling Companies or the Shareholder, or (ii) Razorfish reasonably determines that the timely satisfaction of any condition set forth in
Article IX has become impossible or impractical (other than as a result of any failure on the part of Razorfish to comply with or perform its covenants and obligations under this Agreement or any of the other Transactional Agreements);

          (c) by the Selling Companies if (i) there is a material breach of any covenant or obligation of Razorfish or the Shareholder, or (ii) the Shareholder reasonably determines that the timely satisfaction of any condition set forth in Article X has become impossible or impractical (other than as a result of any failure on the part of the Selling Companies or the Shareholder to comply with or perform any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements);

          (d) by Razorfish or the Selling Companies if the Closing has not taken place on or before September 30, 1999;

          (e) by either Razorfish or the Selling Companies if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant
- --------  -------
to this clause (e) shall have used all reasonable efforts (without the expenditure of material amounts or the institution of litigation) to remove such order, decree or ruling; or

          (f) by Razorfish or the Shareholder, upon written notice to the other, if any approval of the shareholders of the Selling Companies required for the consummation of the Merger submitted for approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof; provided, however, that if the Shareholder terminates this Agreement solely on the basis of this Section 14.1(f), then the Shareholder shall be obligated to pay to Razorfish a fee in the amount of $1,000,000.

     14.2  Termination Procedures.

     If Razorfish wishes to terminate this Agreement pursuant to Section 14.1, Razorfish shall deliver to the Selling Companies a written notice stating that Razorfish is terminating this Agreement and setting forth a brief description of the basis on which Razorfish is terminating this Agreement. If the Selling Companies wish to terminate this Agreement pursuant to Section 14.1, the Selling Companies shall deliver to Razorfish a written notice stating that the Selling Companies are terminating this Agreement and setting forth a brief description of the basis on which the Selling Companies are terminating this Agreement.

     14.3  Effect of Termination.

     If this Agreement is terminated pursuant to Section 14.1, all further obligations of the parties under this Agreement shall terminate; provided,
                                                                 --------
however, that:
- -------

          (a) the Selling Companies and the Shareholder shall, in all events, remain bound by and continue to be subject to Section 7.8;

          (b) Razorfish and the Company shall, in all events, remain bound by and continue to be subject to Section 8.4; and

          (c) the parties shall, in all events, remain bound by the terms and provisions of the Nondisclosure Agreement.

Notwithstanding the above, both Razorfish and the Selling Companies shall be entitled to announce the termination of this Agreement.

     14.4  Exclusivity of Termination Rights.

     The termination rights and obligations provided in this Article XIV shall be deemed to be exclusive. The parties shall not have any other or further Liabilities to or with respect to one another by reason of this Agreement or its termination.

                                  ARTICLE XV.

                                 MISCELLANEOUS

     15.1  Expenses.

     Each of the parties to the Merger shall bear his, her or its own expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement; provided, however, that the Shareholder shall
                                --------
bear and pay all fees, costs and expenses (including without limitation attorneys' fees and brokers' fees and commissions) incurred on behalf of the Selling Companies and the Key Employees in connection with the merger and the negotiation of the Transactional Agreements.

     15.2  Entire Agreement.

     This Agreement and the other Transaction Agreements contain the entire agreement of the parties hereto, and supersede any prior written or oral agreements between them concerning the subject matter contained herein, or therein. There are no representations, agreements, arrangements or understandings, oral or written, between the parties to this Agreement, relating to the subject matter contained in this Agreement and the other Transaction Agreements, which are not fully expressed herein or therein. The schedules and each exhibit attached to this Agreement or delivered pursuant to this Agreement are incorporated herein by this reference and constitute a part of this Agreement.

     15.3  Press Releases and Public Announcements.

     Prior to the Closing Date, none of the Company, the Shareholder nor the Selling Companies shall issue any press release or make any public announcement concerning the matters set forth in this Agreement (other than as required by applicable disclosure rules or regulations) without the consent of the other party. Razorfish, the Company, the Shareholder and the Selling Companies will cooperate to jointly prepare and issue any press release which may be issued to announce the closing of the transaction contemplated by this Agreement.

     15.4  Counterparts

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     15.5  Descriptive Headings.

     The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement.

     15.6  Notices.

     Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the date delivered personally, or five (5) days after posting by registered or certified mail, postage prepaid, addressed as follows:

     If to the Company or Razorfish:  Razorfish, Inc.
                                      107 Grand Street, 3rd Floor
                                      New York, New York  10013
                                      Attention: Jeffrey A. Dachis,
                                                 President/CEO

     With a copy to:                  Morrison & Foerster LLP
                                      555 W. Fifth Street
                                      Los Angeles, California  90013
                                      Attention: Derek H. Wilson, Esq.

     And if to the Shareholder, to the address set forth on the signature page of this Agreement:

     With a copy to:                  Gibson, Dunn & Crutcher LLP
                                      333 South Grand Avenue
                                      Los Angeles, California  90071
                                      Attention:  Jennifer Bellah Maguire, Esq.

or to such other address or addresses as a party shall have previously designated by notice to the sender given in accordance with this section.

     15.7  Choice of Law

     This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to choice of law principles.

     15.8  Binding Effect; Benefits

     This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     15.9  Assignability

     Neither this Agreement nor any of the parties' rights hereunder shall be assignable by either party without the prior written consent of the other party and any attempted assignment without such consent shall be void.

     15.10  Waiver and Amendment

     Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The parties may, by mutual agreement in writing, amend this Agreement in any respect.

     15.11  Attorneys' Fees.

     In the event of any action or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys' and experts' fees and costs, in addition to such other relief as may be granted.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

                              THE COMPANY:

                              Razorfish Los Angeles, Inc.

                              By:  /s/ Jeffrey A. Dachis
                                   ---------------------
                                 Name:  Jeffrey A. Dachis
                                 Title:  President

                              RAZORFISH:

                              Razorfish, Inc.

                              By:  /s/ Jeffrey A. Dachis
                                   ---------------------
                                 Name:  Jeffrey A. Dachis
                                 Title:  Chief Executive Officer

                              FUEL:

                              Fuel, Inc.

                              By:  /s/ Seth Epstein
                                   ----------------
                              Name: Seth Epstein
                              Title: Chief Executive Officer

                              TONGA:

                              Tonga, Inc.

                              By:  /s/ Seth Epstein
                                   ----------------

                              Name: Seth Epstein
                              Title: Chief Executive Officer

                              THE SHAREHOLDER:

                              /s/ Seth Epstein
                              ----------------
                              Seth Epstein

                                   Exhibit A

                              Certain Definitions

For purposes of the Agreement (including this Exhibit A):
                                              ---------

     Acquired Business. "Acquired Business" shall mean, prior to the Effective Time, the material business and commercial activities conducted by the Selling Companies and, at and after the Effective Time, the material business and commercial activities which are conducted by the Key Employees, and other employees and consultants under their direct supervision, utilizing the assets formerly owned by the Selling Companies, as an operating division of the Company and which are consistent with the Selling Companies' material business and commercial activities on a historical basis.

     Acquisition Proposal. "Acquisition Proposal" shall have the meaning specified in Section 7.6 of the Agreement.

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale or other disposition of all or any portion of the Selling Companies' business or assets (other than in the Ordinary Course of Business);

          (b) the issuance, sale or other disposition of (i) any capital stock of the Selling Companies, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of the Selling Companies, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock of the Selling Companies; or

          (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Selling Companies.

     Agreement. "Agreement" shall mean the Amended and Restated Agreement and Plan of Merger to which this Exhibit A is attached (including all Disclosure
                             ---------
Schedules and all Exhibits), as it may be amended from time to time.

     Agreement of Merger. "Agreement of Merger" shall have the meaning specified in Section 1.2 of the Agreement.

     Application. "Application" shall have the meaning specified in Section 2.6 of the Agreement.

     Arbitrator. "Arbitrator" shall have the meaning specified in Section 1.6 of the Agreement.

     Average Razorfish Stock Price. "Average Razorfish Stock Price" shall refer to the lesser of (i) the average of the closing price of the Common Stock of Razorfish on the Nasdaq Stock Market for the twenty (20) trading days ending on the last trading day prior to a given date, or (ii) the closing price of the Common Stock of Razorfish on the Nasdaq Stock Market on the last trading day on the day prior to the determination date.

     Board. "Board" means the duly elected board of directors of either Fuel or Tonga, as the context requires.

     Certificates.  "Certificates" shall have the meaning specified in Section
2.3 of the Agreement.

     CGCL. "CGCL" shall have the meaning specified in the Recitals of the Agreement.

     Claim Notice.  "Claim Notice" shall have the meaning specified in Section
12.3 of the Agreement.

     Closing. "Closing" shall have the meaning specified in Section 2.5 of the Agreement.

     Closing Date.  "Closing Date" shall have the meaning specified in Section
2.5 of the Agreement.

     Code. "Code" shall have the meaning specified in the Recitals of this Agreement.

     Commissioner.  "Commissioner" shall have the meaning specified in Section
2.6 of the Agreement.

     Company. "Company" shall mean Razorfish Los Angeles, Inc., a California corporation.

     Company Board. "Company Board" shall mean the duly elected board of directors of the Company.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean, with respect to any Person, any binding written or oral agreement, contract, instrument, note, guaranty or indemnity, to which such Person is a party.

     Defined Benefit Plan. "Defined Benefit Plan" shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

     Disclosure Schedule Update. "Disclosure Schedule Update" shall have the meaning specified in Section 7.4 of the Agreement.

     Earnout Amount.  "Earnout Amount" shall have the meaning specified in
Section 1.6 of the Agreement.

     Effective Time.  "Effective Time" shall have the meaning specified in
Section 1.2 of the Agreement.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage or security interest.

     End-User Licenses.  "End-User Licenses" shall have the meaning assigned in
Section 3.6 of the Agreement.

     Entity. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Environmental Claims. "Environmental Claims shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notice of noncompliance or violation, investigations or proceedings relating to any law or any permit issued under any such Law (hereafter "Claims"), including without limitation (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or other environment from release or disposal of Hazardous Materials.

     Environmental Laws. "Environmental Laws" shall mean any federal, state or local statute, law, rule, regulation, ordinance, code, binding policy or rule of common law in effect and in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the protection of the environment, health, safety from the release or disposal of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601 et seq.; the Resource Conservation and Recovery
                               -- ----
Act, as amended, 42 U.S.C. (S) 9601 et seq.; the Federal Water Pollution Control
                                    -- ----
Act, as amended, 33 U.S.C. (S) 1251 et seq.; the Toxic Substances Control Act,
                                    -- ----
15 U.S.C. (S) 2601 et seq.; the Clean Air Act, 42 U.S.C. (S) 7401 et seq.; the
                   -- ----                                        -- ----
Safe Drinking Water Act, 42 U.S.C. (S) 300f et seq.; the Oil Pollution Act of
                                            -- ----
1990, 33 U.S.C. (S) 2701 et seq.; and their state and local counterparts and
                         -- ----
equivalents.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

     Escrow Agreement.  "Escrow Agreement" shall have the meaning specified in
Section 1.5 of the Agreement.

     Exchange Act. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     Fairness Hearing.  "Fairness Hearing" shall have the meaning assigned in
Section 2.6 of the Agreement.

     Final Returns.  "Final Returns" shall have the meaning specified in Section
7.13 of the Agreement.

     Financial Statements. "Financial Statements" shall have the meaning specified in Section 3.8 of the Agreement.

     Follow-On Offering. "Follow-On Offering" shall have the meaning assigned in Section 13.1 of the Agreement.

     Fuel Common Stock.  "Fuel Common Stock" shall have the meaning specified in
Section 1.3 of the Agreement.

     GAAP. "GAAP" shall mean Generally Accepted Accounting Principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

     Governmental Authorization.  "Governmental Authorization" shall mean any:

          (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

          (b) right under any Contract with any Governmental Body.

     Governmental Body.  "Governmental Body" shall mean any:

          (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); or

          (d) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     Hazardous Materials. "Hazardous Materials" shall mean any hazardous substance, pollutant, contaminant, flammable explosives, radioactive materials and hazardous, toxic or dangerous wastes and any other chemicals, materials or substances which are identified, defined or regulated pursuant to any Environmental Laws, or the release, discharge or exposure to which is prohibited, limited or regulated by any federal, state or local government under Environmental Law and any petroleum, waste oil and petroleum by-products, asbestos in any form, urea formaldehyde, and transformers or other equipment that contain levels of polychlorinated biphenyls.

     Holdback Amount.  "Holdback Amount" shall have the meaning assigned in
Section 1.5 of the Agreement.

     HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

     Indemnified Party.  "Indemnified Party" shall have the meaning assigned in
Section 12.3 of the Agreement.

     Indemnifying Party. "Indemnifying Party" shall have the meaning assigned in Section 12.3 of the Agreement.

     Indemnity Claim.  "Indemnity Claim" shall have the meaning assigned in
Section 12.3 of the Agreement.

     Information Statement. "Information Statement" shall have the meaning assigned in Section 7.16 of the Agreement.

     Key Employees. "Key Employees" shall refer to each of Seth Epstein and Gretchen Humbert.

     Knowledge. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) such individual is actually aware of such fact or other matter; or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     A corporation shall be deemed to have "Knowledge" of a particular fact or matter only if a director or officer of such corporation has or had Knowledge of such fact or matter.

     Leased Premises.  "Leased Premises" shall have the meaning specified in
Section 3.9 of the Agreement.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, or ruling that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body, and, where applicable, shall include any rule or requirement of the Nasdaq National Market.

     Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     Losses. "Losses" shall have the meaning assigned in Section 12.1 of the Agreement.

     material. "material" means any fact, event, action or failure to act, or other circumstance, that results or is reasonably likely to result in a material financial loss to either of the Selling Companies taken together.

     Member of the Controlled Group. "Member of the Controlled Group" shall mean each trade or business, whether or not incorporated, which would be treated as a single employer with either of the Selling Companies under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

     Merger. "Merger" shall have the meaning specified in the Recitals of the Agreement.

     Merger Consideration. "Merger Consideration" shall have the meaning specified in Section 1.3 of the Agreement.

     Millennial Dates.  "Millennial Dates" shall have the meaning assigned in
Section 3.25 of the Agreement.

     Multiemployer Plan.  "Mutiemployer Plan" shall mean a plan described in
Section 3(37) of ERISA.

     Nondisclosure Agreement. "Nondisclosure Agreement" shall have the meaning specified in Section 7.8 of the Agreement.

     Non-Year 2000 Compliant Assets. "Non-Year 2000 Compliant Assets" shall have the meaning specified in Section 7.17 of the Agreement.

     Notice of Hearing. "Notice of Hearing" shall mean the Notice of the Fairness Hearing sent to the Shareholder.

     Notice of Objection. "Notice of Objection" shall have the meaning specified in Section 1.6 of the Agreement.

     Notice Period.  "Notice Period" shall have the meaning assigned in Section
12.3 of the Agreement.

     Order.  "Order" shall mean any:

          (a) order, judgment, injunction, edict, decree, ruling, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

          (b) Contract with any Governmental Body that is entered into in connection with any Proceeding.

     Ordinary Course of Business. An action taken by or on behalf of the Selling Companies shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

          (a) such action is consistent with the Selling Companies' past practices and taken in the ordinary course of the Selling Companies' normal day to day operations;

          (b) such action is taken in accordance with such party's customary business practices; and

          (c) such action is not required to be authorized by the Selling Companies' shareholders, the Board or any committee of the Board of either Selling Company and does not require any other separate or special authorization of any nature.

     Permit. "Permit" shall have the meaning assigned in Section 2.6 of the Agreement.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Plans. "Plans" shall have the meaning specified in Section 3.22 of the Agreement.

     Pre-Closing Period. "Pre-Closing Period" shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

     Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, or administrative proceeding brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

     Proprietary Asset. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

     Proprietary Information and Inventions Agreement. "Proprietary Information and Inventions Agreement" shall mean an agreement substantially in the form of Exhibit C to the Agreement.
- ---------

     Prospectus. "Prospectus" has the meaning specified in Section 4.11 of the Agreement.

     Razorfish. "Razorfish" shall have the meaning specified in the first paragraph of the Agreement.

     Razorfish Closing Certificate. "Razorfish Closing Certificate" shall have the meaning specified in Section 10.4 of the Agreement.

     Razorfish Common Stock. "Razorfish Common Stock" shall have the meaning specified in Section 1.3 of the Agreement.

     Razorfish Disclosure Schedule. "Razorfish Disclosure Schedule" shall have the meaning specified in Article V of the Agreement.

     Razorfish SEC Filings. "Razorfish SEC Filings" shall have the meaning specified in Section 5.6 of the Agreement.

     Related Party.  Each of the following shall be deemed to be a "Related
Party":

          (a) each individual who is, or who has at any time been, an officer of either of the Selling Companies;

          (b) each member of the family of each of the individuals referred to in clause "(a)" above;

          (c) any Entity (other than the Selling Companies) in which any one of the Persons referred to in clauses "(a)" or "(b)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest; or

          (d)  the Shareholder.

     Representatives. "Representatives" of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party, including, without limitation, in the case of Razorfish, all subsidiaries of Razorfish, including the Company, and all such Persons with respect to such subsidiaries. The Related Parties shall be deemed to be "Representatives" of the Selling Companies.

     Requisite Regulatory Approval. "Requisite Regulatory Approval" shall have the meaning assigned in Section 9.2 of the Agreement.

     Revenues. "Revenues" shall mean the gross revenues of the Acquired Business for calendar year 1999, as determined and accounted for in a manner consistent with the past accounting practices of the Selling Companies.

     SEC.  "SEC" shall mean the Securities and Exchange Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Selling Companies. "Selling Companies" shall have the meaning assigned in the introduction to this Agreement.

     Selling Companies Closing Certificate. "Selling Companies Closing Certificate" shall have the meaning specified in Section 9.7 of the Agreement.

     Selling Companies Common Stock. "Selling Companies Common Stock" shall have the meaning assigned in Section 1.3 of the Agreement.

     Selling Companies Contract.  "Selling Companies Contract" shall mean any
Contract:

          (a) to which either Selling Company is a party; or

          (b) by which either Selling Company or any of their respective assets is bound.

     Selling Companies Disclosure Schedule. "Selling Companies Disclosure Schedule" shall have the meaning specified in Article III of the Agreement.

     Selling Companies Returns. "Selling Companies Returns" shall have the meaning specified in Section 3.14 of the Agreement.

     Straddle Period. "Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

     Surviving Corporation. "Surviving Corporation" shall have the meaning specified in Section 1.1 of the Agreement.

     Takeover Statute. "Takeover Statute" shall mean any fair price, moratorium, control share acquisition or other similar anti-takeover statute.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is required to be filed with or submitted to any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     Third Party Claim.  "Third-Party Claim" shall have the meaning assigned in
Section 12.3 of the Agreement.

     Threshold. "Threshold" shall have the meaning assigned in Section 12.6 of the Agreement.

     Tonga Common Stock. "Tonga Common Stock" shall have the meaning specified in Section 1.3 of the Agreement.

     Transactional Agreements.  "Transactional Agreements" shall mean:

          (a)  the Agreement;

          (b)  the Selling Companies Closing Certificate;

          (c)  the Razorfish Closing Certificate;

          (d) the Proprietary Information and Inventions Agreements between the Company and its employees and consultants;

          (e) the Key Employee Employment Agreements between the Company and each Key Employee;

          (f)  the Escrow Agreement; and

          (g)  the Agreement of Merger.

     Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall have the meaning specified in Section 3.8 of the Agreement.

     Year 2000 Compliant. "Year 2000 Compliant" shall have the meaning assigned in Section 7.17 of the Agreement.

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